Exhibit 10.3

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

By And Between

MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C.

And

SUMMIT MIDSTREAM PARTNERS, LP

Dated as of June 4, 2013

i

EXHIBITS:

Exhibit A-1                                  Sherwood Gas Gathering and Compression System

Exhibit A-2                                  Personal Property

Exhibit A-3                                  Real Property Interests

Exhibit A-4                                  Permits

Exhibit A-5                                  Contracts

Exhibit B                                             Form of Interconnect Agreement

Exhibit C                                             Form of Transition Services Agreement

Exhibit D                                             [***]

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

DISCLOSURE SCHEDULE:

Section 2.3(b)                                                                     Real Property Consents and Material Contract Consents

Section 2.4(c)                                                                      Underground Storage Tanks

Section 2.5                                                                                    Personal Property

Section 2.7                                                                                    Litigation

Section 2.8                                                                                    Compliance with Law

Section 2.9(c)                                                                      Permits

Section 2.10                                                                             Sources of Gas

Section 2.11                                                                             Taxes

Section 2.11(a)                                                              Environmental Matters

Section 2.13                                                                             Sufficiency of Assets

Section 2.15                                                                             No Liens

Section 2.16                                                                             No Undisclosed Liabilities

Section 2.18                                                                             Brokers; Finders and Fees

Section 7.1                                                                                    Conduct of Business

Section 7.9                                                                                    Bonds, Letters of Credit or Guarantees to be Replaced

Section 11.9(a)                                                              Seller Knowledge Individuals

Section 11.9(b)                                                              Buyer Knowledge Individuals

Section 12.1(ii)(vi)                                             Permitted Encumbrances

v

TABLE OF DEFINED TERMS

Defined Term	Section

Affiliate	Section 12.1(a)
Agreement	Preamble
Allocation	Section 1.6
Asset Allocation Statement	Section 1.6
Assets	Section 12.1(f)
Assumed Liabilities	Section 12.1(g)
Authorizations	Section 12.1(h)
Bobcat Pipeline	Section 12.1(i)
Business Day	Section 12.1(j)
Buyer	Preamble
Buyer Damages	Section 10.2(a)
Buyer Indemnitees	Section 10.2(a)
Buyer Material Adverse Effect	Section 4.1
Cap	Section 12.1(h)
Casualty	Section 7.9
Claim	Section 10.4
Closing	Section 1.2
Closing Date	Section 1.2
Closing Failure Breach	Section 9.3
Code	Section 12.1(l)
Condemnation Proceeding	Section 7.9
Confidentiality Agreement	Section 12.1(m)
Contracts	Section 12.1(f)(v)
Conveyances	Section 1.4(g)
Deductible	Section 10.2(b)(i)
Deposit	Section 1.7
Disclosure Schedule	Article II
Environment	Section 12.1(o)
Environmental Law	Section 12.1(p)
Environmental Matter	Section 12.1(q)
Environmental Permit	Section 12.1(r)
Escrow Agent	Section 1.7
Excluded Assets	Section 12.1(s)
Excluded Facilities	Section 5.1(c)
Fundamental Representations	Section 10.1
Gas	Section 12.1(t)
Governmental Authority	Section 12.1(v)
Hazardous Materials	Section 12.1(w)
Indemnified Party	Section 10.4(a)
Indemnifying Party	Section 10.4(a)
Independent Accountant	Section 1.6
Interconnect Agreement	Section 1.4(d)
Laws	Section 12.1(v)

Defined Term	Section

Leased Real Property	Section 2.4(a)
Leases	Section 2.4(a)
Liabilities	Section 12.1(z)
Lien	Section 12.1(aa)
Loss or Losses	Section 12.1(bb)
Marketable Title	Section 12.1(cc)
Material Contract	Section 12.1(dd)
Material Contract	Section 2.3(b)
Material Real Property Locations	Section 2.4(a)
Middle Point Compressor Station	Section 12.1(ee)
Middle Point Pipeline	Section 12.1(ff)
Miscellaneous Consents	Section 12.1(gg)
NGL	Section 12.1(hh)
Party or Parties	Preamble
Permits	Section 2.9(a)
Permitted Encumbrance	Section 12.1(ii)
Person	Section 12.1(jj)
Personal Property	Section 12.1(f)(ii)
Pike Fork Pipeline	Section 12.1(kk)
Pipeline	Section 12.1(ll)
Pre-Closing Covenants	Section 10.1
Pre-Closing Period	Section 12.1(mm)
Proceeding	Section 12.1(nn)
Purchase Price	Section 1.1
Real Property Claim Threshold	Section 10.2(b)(i)
Real Property Consents	Section 2.3(b)
Real Property Interests	Section 12.1(f)(iii)
Recording Instrument	Section 1.4(h)
Records	Section 12.1(f)(viii)
Release	Section 12.1(oo)
Restoration Costs	Section 7.9
Restricted Information	Section 7.3
Rights-of-Way	Section 12.1(mm)
Seller	Preamble
Seller Damages	Section 10.3
Seller Policies	Section 7.8
Seller Indemnitees	Section 10.3
Seller Material Adverse Effect	Section 12.1(nn)
Sherwood Gas Gathering and Compression System	Section 12.1(ss)
Sherwood Processing Facility	Section 12.1(uu)
Straddle Period	Section 12.1(ww)
Tax or Taxes	Section 12.1(xx)
Tax Audit	Section 6.4(a)
Tax Authority	Section 12.1(yy)
Tax Indemnified Person	Section 6.4(a)

Defined Term	Section

Tax Indemnifying Person	Section 6.4(a)
Tax Items	Section 6.4(c)
Tax Return	Section 12.1(zz)
Termination Date	Section 9.1(d)
Third Party Contract	Section 2.10
Tichenal Compressor Station	Section 12.1(aaa)
Transfer Taxes	Section 6.7
Transition Services Agreement	Section 1.4(e)
Zinnia Compressor Station	Section 12.1(bbb)
Zinnia Pipeline	Section 12.1(ccc)

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of June 4, 2013, by and between MarkWest Liberty Midstream & Resources, L.L.C., a Delaware limited liability company (“Seller”) and Summit Midstream Partners, LP, a Delaware limited partnership (“Buyer”).  Seller and Buyer are referred to herein as the “Parties” and individually as a “Party.”  Capitalized terms used but not otherwise defined elsewhere in this Agreement shall have the respective meanings given to such terms in Article XII.

A.                                    Seller owns and operates certain Assets, including the Sherwood Gas Gathering and Compression System located in Doddridge County, West Virginia.

B.                                    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets, upon the terms and subject to the conditions set forth herein.

C.                                    At the Closing of the transactions contemplated by this Agreement, Seller and Buyer will enter into the Interconnect Agreement, whereby, among other things, the Parties will agree upon the terms and conditions governing the connection of the Sherwood Gas Gathering and Compression System to the Sherwood Processing Facility.

D.                                    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
SALE AND TRANSFER OF ASSETS

Section 1.1.                     Purchase and Sale.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, the Assets, and assume the Assumed Liabilities with respect thereto, in consideration for which, Buyer will pay to Seller an amount equal to Two Hundred Ten Million Dollars ($210,000,000) (the “Purchase Price”).

Section 1.2.                     Time and Place of Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Hogan Lovells US LLP, located at 1200 17th Street, Suite 1500, Denver, Colorado 80202 on the second (2nd) Business Day following the date on which all conditions to Closing set forth in Article VIII (other than actions to be taken or items to be delivered at Closing, but subject to satisfaction of such conditions at the Closing) have been fulfilled or waived by the relevant Party or Parties, or such date as the Parties may mutually agree (the “Closing Date”).  The Closing shall be effective as of 12:00 A.M. Mountain Time on the Closing Date.

Section 1.3.                     Payments; Accounting.  All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to a bank and account specified by Seller in writing to Buyer, for the credit of Seller.  All payments made or to be made hereunder to Buyer shall be by electronic transfer or immediately available funds to a bank and account specified by Buyer in writing to Seller, for the credit of Buyer.  To the extent that, after the Closing Date, (a) Buyer or any of its Affiliates receives any payment or instrument that is for the account of Seller or any of its Affiliates according to the terms of this Agreement, Buyer shall promptly deliver such amount or instrument to Seller, and (b) Seller or any of its Affiliates receives any payment or instrument that is for the account of Buyer or any of its Affiliates according to the terms of this Agreement, Seller shall promptly deliver such amount or instrument to Buyer.

Section 1.4.                     Deliveries by Seller.  Subject to the terms and conditions hereof, at the Closing, Seller will deliver the following to Buyer:

(a)                                 a certificate of the secretary of Seller respecting (i) resolutions of Seller (which shall be attached to such certificate) authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby (to the extent required under Seller’s organizational documents) and (ii) the incumbency and true signatures of the officers who execute this Agreement, the Interconnect Agreement and any other agreement, certificate or document related hereto or executed in connection herewith on behalf of Seller or any of its Affiliates;

(b)                                 the officer’s certificates referred to in Section 8.3(a) and (b);

(c)                                  a duly executed certificate meeting the requirements of Treasury Regulations Section 1.1445-2(b);

(d)                                 a duly executed counterpart of the Interconnect Agreement, dated as of the Closing Date, by and between Seller and Buyer, substantially in the form of Exhibit B (the “Interconnect Agreement”);

(e)                                  a duly executed counterpart of the Transition Services Agreement, dated as of the Closing Date, by and between Seller and Buyer, substantially in the form of Exhibit C (the “Transition Services Agreement”);

(f)                                   the consent of the counter party to the assignment to Buyer of the Contracts set forth on Exhibit A-5 that are indicated as requiring consent;

(g)                                  duly executed counterparts of conveyances of the Assets, dated as of the Closing Date, by and between the Parties, in forms reasonably acceptable to Buyer and Seller (the “Conveyances”), in sufficient duplicate originals to allow recording in all applicable real property recording offices;

(h)                                 duly executed counterparts of a recording instrument in a form reasonably acceptable to Buyer and Seller, dated as of the Closing Date, by and between the Parties, applicable to the land under the Sherwood Processing Facility, in a form reasonably acceptable to Buyer and Seller (the “Recording Instrument”), in sufficient duplicate originals to allow recording in all applicable real property recording offices;

(i)                                     a duly executed joinder, in a form reasonably acceptable to Buyer, of that certain Master Joint Use and Maintenance Agreement, dated May 1, 2012, between Seller and Antero; and

(j)                                    amendments, assignments and conveyances of the leases of real property between Seller and Antero for the Middle Point Compressor Station and the Zinnia Compressor Station in accordance with Section 7.12, including such amendments, assignments and conveyances that provide Buyer with Seller’s real property interests in the compressor sites.

Section 1.5.                     Deliveries by Buyer.  Subject to the terms and conditions hereof, at the Closing, Buyer will deliver the following to Seller:

(a)                                 the Purchase Price by wire transfer of immediately available funds to the account or accounts designated by Seller in writing prior to the Closing Date;

(b)                                 a certificate of the secretary of Buyer respecting (i) resolutions of Buyer (which shall be attached to such certificate) authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby (to the extent required under Buyer’s organizational documents) and (ii) the incumbency and true signatures of the officers who execute this Agreement, the Interconnect Agreement and any other agreement, certificate or document related hereto or executed in connection herewith on behalf of Buyer;

(c)                                  the officer’s certificates referred to in Section 8.2(a) and (b);

(d)                                 a duly executed counterpart of the Interconnect Agreement;

(e)                                  a duly executed counterpart of the Transition Services Agreement;

(f)                                   duly executed counterparts of the Conveyances, in sufficient duplicate originals to allow recording in all applicable real property recording offices;

(g)                                  duly executed counterparts of the Recording Instrument, in sufficient duplicate originals to allow recording in all applicable real property recording offices; and

(h)                                 a duly executed counterpart of the Letter Agreement.

Section 1.6.                     Purchase Price Allocation.  The Purchase Price, Assumed Liabilities and other relevant items shall be allocated among the Assets in accordance with their fair market values as reasonably determined by Buyer and Seller in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”).  Buyer shall, within sixty (60) days following the Closing, initially prepare and deliver to Seller for its review and approval (i) the Allocation and (ii) a draft Internal Revenue Service Form 8594, Asset Acquisition Statement under Code Section 1060 (and any comparable forms required to be filed under state, local or foreign Tax Law) and any additional data or materials required to be attached to Form 8594 pursuant to the Treasury Regulations promulgated under Code Section 1060 (the “Asset Allocation Statement”).  If Seller does not timely notify Buyer of any objection to the Asset Allocation Statement, then it shall be deemed agreed to by Seller and the Asset Allocation Statement shall be conclusive and binding upon the Parties.  In the event Seller reasonably objects to the manner in which the Asset Allocation Statement has been prepared, Seller shall notify Buyer within twenty-one (21) days of receipt of the Asset Allocation Statement of such objection, and the Parties shall endeavor in good faith to resolve such dispute within the next five (5) days.  If the Parties are unable to resolve such dispute within said five (5) day period, Buyer and Seller shall submit such dispute to Ernst & Young LLP or another nationally-recognized independent accounting firm or consulting firm mutually acceptable to the Parties (the “Independent Accountant”).  Promptly, but not later than ten (10) days after its acceptance of appointment hereunder, the Independent Accountant shall determine (based solely on representations of Buyer and Seller and not upon independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the Asset Allocation Statement shall be conclusive and binding upon the Parties.  Fifty percent (50%) of the costs and expenses of the Independent Accountant shall be borne by Buyer, and the remainder of such costs and expenses shall be borne by Seller.  The Parties agree (A) to file the final Asset Allocation Statement as well as any similar state or local form consistently with the Allocation, in each case as agreed, and (B) that neither Seller nor Buyer or any of their respective Affiliates or direct or indirect owners shall take a position on any Tax Return, or before any Governmental Authority in connection with the examination of a Tax Return or in any judicial proceeding, that is in any manner inconsistent with the terms of the Allocation, except as required by applicable Law.  In recognition of the aggregate capital expenditures that have been incurred by Seller associated with the tangible property included within the existing Sherwood Gas Gathering and Compression System, the Parties agree that in no event will the value allocated to the existing Sherwood Gas Gathering and Compression System be less than $160,000,000.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing as follows, except (i) as set forth on the disclosure schedule document being delivered to Buyer concurrently herewith (any such schedule delivered by the Parties under this Agreement is referred to herein as the “Disclosure Schedule”) and (ii) that Seller makes no representation or warranty with respect to any assets owned by third Persons that are present in the Real Property Interests or any operations conducted by any such third Persons in respect thereof (provided that to the knowledge of Seller no assets owned by third Persons that are present in the Real Property Interests or any operations conducted by any such third Persons in respect thereof have resulted in a breach of the following representations and warranties):

Section 2.1.                     Organization; Etc.  Seller (a) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite power and authority to own the Assets and to carry on its business substantially as now being conducted.  Seller is duly qualified and in good standing to do business in each jurisdiction in which the ownership and operation of its Assets makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Seller Material Adverse Effect.

Section 2.2.                     Authority Relative to this Agreement.  Seller has all requisite limited liability company power, authority and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of Seller.  This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by Buyer, constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 2.3.                     Absence of Conflicts.

(a)                                 Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of Seller’s certificate of formation, limited liability company agreement or other organizational documents of Seller as in effect as of the Closing Date, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any material note, bond, mortgage, indenture or other financing instrument or obligation to which Seller is a party or by which Seller or the Assets are bound, (iii) violate any Laws applicable to Seller or the Assets, or (iv) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority that has not been made or obtained, except in the case of clauses (ii), (iii) and (iv) of this Section 2.3(a) for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, (x) would not adversely affect the ability of Seller to consummate the transactions contemplated hereby or result in a Seller Material Adverse Effect or (y) would result from obtaining the Miscellaneous Consents after the Closing.

(b)                                 Section 2.3(b) of the Disclosure Schedule identifies with a single asterisk all consents and other restrictions on assignment with respect to (i) the Real Property Interests that are required (or would be applicable) in connection with the transfer of the Real Property Interests to Buyer in accordance with the terms and conditions of this Agreement (the “Real Property Consents”) and (ii) the Material Contracts that are required (or would be applicable) in connection with the transfer of the Material Contracts to Buyer in accordance with the terms and conditions of this Agreement (the “Material Contract Consents”).

Section 2.4.                     Real Property.

(a)                                 Seller has Marketable Title to (i) all Rights-of-Way on which the Sherwood Gas Gathering and Compression System is located or pursuant to which the Sherwood Gas Gathering and Compression System is operated, and (ii) all leasehold interests created under real property leases (the “Leases”), other than the Rights-of-Way, necessary for the operation of the Assets as presently operated (the “Leased Real Property” and together with the Rights-of-Way described in clause (ii) above, the “Material Real Property Locations”) and leased by Seller.

(b)                                 Except as set forth in Section 2.4(b) of the Disclosure Schedule, to Seller’s knowledge, there are not currently any underground storage tanks installed or operated by Seller on or under the Rights-of-Way described in Section 2.4(a) or the Leased Real Property.

(c)                                  Except as could not reasonably be expected to have a Seller Material Adverse Effect:

(i)                                     each Lease of a Material Real Property Location is in full force and effect, and with respect to each Material Real Property Location that comprises Leased Real Property, there is no breach or event of default on the part of Seller and, to Seller’s knowledge, there is no breach or event of default on the part of any other party with respect to any Lease covering such Material Real Property Location;

(ii)                                  the buildings and improvements included in the Assets have not been affected in any adverse manner as a result of any fire, explosion, flood, drought, windstorm, accident, riot, activities of armed forces or acts of God or of any public enemy; and

(iii)                               no eminent domain proceeding or taking has been commenced or, to the knowledge of Seller, is threatened with respect to all or any material portion of the Real Property Interests.

Section 2.5.                     Personal Property.  Seller (a) has maintained, in all material respects and in accordance with normal industry practice, all of the Personal Property and (b) has good and valid title to all Personal Property, subject solely to Permitted Encumbrances, except where the failure to have such good and valid title could not reasonably be expected to have a Material Adverse Effect.  There exist no leases of Personal Property to which Seller is a party and the Assets are subject to or bound.

Section 2.6.                     Absence of Certain Changes.  Since January 1, 2013, (a) no Seller Material Adverse Effect has occurred, and (b) Seller has not engaged in any practice which would have the effect of (i) accelerating to periods before the Closing collection of revenues attributable to the Assets that would otherwise be expected (based on past practice) to be made in periods after the Closing, or (ii) postponing to periods after the Closing payment of costs in respect of the Assets that would otherwise be expected (based on past practice) to be made in periods before the Closing, in each case in a manner outside the ordinary course of business, inconsistent with past practice and contrary to generally accepted industry practices.

Section 2.7.                     Litigation.  Except as set forth in Section 2.7 of the Disclosure Schedule, there is no material Proceeding pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates in respect of the Assets.

Section 2.8.                     Compliance with Law.  Except as set forth in Section 2.8 of the Disclosure Schedule, the Assets are not being operated in violation of any applicable Law or any order, writ, injunction or decree of any Governmental Authority (and Seller has not received any written or, to Seller’s knowledge, oral notice of violation with respect to any Laws), except for any such violations which, individually or in the aggregate, would not have a Seller Material Adverse Effect.

Section 2.9.                     Permits.

(a)                                 All of the permits (including special use permits), licenses, certificates, orders, decrees, approvals, qualifications, authorizations, grants, consents, concessions, waivers, exceptions, registrations, warrants, franchises or similar rights or privileges that are granted by a Governmental Authority and are necessary for, or are used or held for use in connection with, the ownership and operation of the Assets (the “Permits”) are set forth on Exhibit A-4.

(b)                                 All of the Permits set forth on Exhibit A-4 are in full force and effect, except such failures to maintain such Permits in full force and effect that would not reasonably be expected to have a Seller Material Adverse Effect.

(c)                                  Except as set forth in Section 2.9(c) of the Disclosure Schedule, Seller is not in violation of or default under any Permit, except for any violation or default that would not reasonably be expected to have a Seller Material Adverse Effect.

Section 2.10.              Contracts.  Exhibit A-5 lists all Material Contracts.  None of Seller or, to Seller’s knowledge, any other Person that is party to a Material Contract, is in default under any Material Contract except such defaults as would not, individually or in the aggregate, have a Seller Material Adverse Effect.  All Material Contracts are in full force and effect.  No notice of default or breach has been received or delivered by Seller (or any of its Affiliates) under any Material Contract, the resolution of which is currently outstanding, and no currently effective notices have been received by Seller (or any of its Affiliates) of the exercise of any premature termination of any Material Contract.  To Seller’s knowledge, there are no Third Party Contracts to which the Assets themselves are contractually bound; provided, however, Seller makes no representation and warranty with respect to any Third Party Contracts (i) regarding sources or supplies of gas or other products or third party materials for which the Assets are or could be utilized, including the matter set forth on Section 2.10 of the Disclosure Schedule, or (ii) regarding gathering or compression operations that would require facilities that are not part of the Assets.  As used herein, “Third Party Contract” means a contract to which neither Seller nor any of its Affiliates is a party.

Section 2.11.              Taxes.  Except as set forth in Section 2.11 of the Disclosure Schedule:

(a)                                 All material Tax Returns required to be filed with respect to the Assets have been duly and timely filed, and all Taxes that have become due with respect to the Assets have been timely paid in full unless being contested in good faith.  Each such Tax Return is true, correct and complete in all material respects.  There are no Liens for Taxes on any of the Assets other than Permitted Encumbrances.

(b)                                 None of the material Tax Returns with respect to the Assets is the subject of any Tax Audit by any Tax Authority, and there are no claims or demands for material Taxes now pending or, to the knowledge of Seller, threatened with respect to any material Tax related to the Assets.

(c)                                  Seller has not treated any of the Assets as constituting an interest in a partnership for federal income Tax purposes for which a partnership income Tax Return is required to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, that the Assets have been treated for federal income Tax purposes as owned by Seller’s parent, for which a partnership income Tax Return is required.

(d)                                 Seller has not made any sales of gathering systems similar to the Assets within the five (5) years prior to the transaction contemplated by this Agreement.

Section 2.12.              Environmental Matters.  Except as set forth in Section 2.12(a) of the Disclosure Schedule:

(a)                                 (i) To the knowledge of Seller, the Assets are not subject to any Environmental Matter, except for any Environmental Matter that would not reasonably be expected to have a Seller Material Adverse Effect and (ii) the Assets and operations conducted by Seller with respect to the Assets are and have been in compliance with the requirements of all applicable Environmental Laws and Environmental Permits, except such failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(b)                                 None of Seller or its Affiliates is currently operating or required by any Governmental Authority to be operating any of the Assets under any compliance order, any consent decree or order, or corrective action decree or order issued by or entered into with any Governmental Authority under any Environmental Law, except for any such orders or decrees as would not reasonably be expected to have a Seller Material Adverse Effect.

(c)                                  (i) The Environmental Permits that are necessary for, or, to the knowledge of Seller, are otherwise used or held for use in connection with, the ownership and operation of the Assets are set forth on Exhibit A-4; (ii) all of the Environmental Permits set forth on Exhibit A-4 are in full force and effect, except such failures to maintain such Environmental Permits in full force and effect that would not reasonably be expected to have a Seller Material Adverse Effect and (iii) Seller is not in violation of or default under any Environmental Permit, except for any violation or default that would not reasonably be expected to have a Seller Material Adverse Effect.

Notwithstanding anything to the contrary in this Section 2.12(a) or elsewhere in this Agreement, except to the extent that Section 2.7 addresses environmental Proceedings, Seller makes no, and disclaims any, representation or warranty, express or implied, with respect to naturally occurring radioactive material, asbestos, mercury, polychlorinated biphenyls, drilling fluids and chemicals, and produced waters and hydrocarbons that may be present in or on the Assets in quantities typical for oilfield or gas operations in the areas in which the Assets are located.

Notwithstanding any other representations and warranties contained in this Agreement, this Section 2.11(a) will be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Matters, Environmental Permits or Environmental Laws.

Section 2.13.              Sufficiency of Assets.  None of the Assets is owned by any Persons except Seller.  Except as set forth in Section 2.13 of the Disclosure Schedule and for the services to be provided by Seller pursuant to the Transition Services Agreement, the Assets constitute all material assets, properties (real, personal and intangible) and contract rights of Seller and its Affiliates that presently comprise, pertain to or are used in connection with the operation of the Sherwood Gas Gathering and Compression System or the business associated therewith or that are necessary for the conduct of such business as of the date hereof.

Section 2.14.              No Bankruptcy.  There are no bankruptcy proceedings pending against, being contemplated by or, to knowledge of Seller, threatened against, Seller.

Section 2.15.              No Liens.  Except as described on Section 2.15 of the Disclosure Schedule, the Assets are free and clear of any and all Liens (other than Permitted Encumbrances) granted by Seller securing any indebtedness of Seller.

Section 2.16.              No Undisclosed Liabilities.  Except as set forth in Section 2.16 of the Disclosure Schedule, Seller does not have any liabilities with respect to the Assets other than (i) liabilities arising in the ordinary course of business or in the ordinary course of the completion of construction of the Middle Point Compressor Station and the Zinnia Compressor Station, (ii) liabilities that would not be required to be accrued or reserved on a balance sheet prepared in accordance with GAAP or (iii) liabilities that do not exceed $100,000 individually.  There exists no indebtedness for borrowed money of Seller or its Affiliates with respect to the Assets for which Buyer will have any liability after the Closing.

Section 2.17.              Regulatory.  The Assets are not subject to the jurisdiction of the Federal Energy Regulatory Commission.

Section 2.18.              Brokers; Finders and Fees.  Except as set forth in Section 2.18 of the Disclosure Schedule, neither Seller nor any of its Affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

Section 2.19.                          Third Party Volumes.  Prior to the Closing, all of the gas gathered by Seller in the Sherwood Gas Gathering and Compression System has been owned by third Persons.

Section 2.20.                          Real Property Actions.  Seller has not sold, alienated, transferred, conveyed or encumbered any of Seller’s right, title or interest in, to or under any of the Real Property Interests, other than in each case any Permitted Encumbrances.

ARTICLE III
DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

BUYER HAS CONDUCTED ITS OWN INDEPENDENT REVIEW AND ANALYSIS OF THE ASSETS AND ACKNOWLEDGES THAT BUYER HAS BEEN PROVIDED SATISFACTORY ACCESS TO THE ASSETS FOR SUCH PURPOSE.  IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON THE REPRESENTATIONS AND WARRANTIES OF SELLER IN ARTICLE II AND ITS OWN INVESTIGATION AND ANALYSIS, AND BUYER:  (A) ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER IN ARTICLE II, NONE OF SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, UNIT HOLDERS, MEMBERS, MANAGERS, PARTNERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES; AND (B) AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, UNIT HOLDERS, MEMBERS, MANAGERS, PARTNERS, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, AT LAW OR IN EQUITY, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) BASED UPON ANY INFORMATION PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES (OR ANY OMISSIONS THEREFROM), INCLUDING IN RESPECT OF THE SUBJECT MATTER OF THE

SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT, EXCEPT THAT THE FOREGOING LIMITATIONS SHALL NOT APPLY IN THE CASE OF ACTUAL FRAUD BY SELLER OR TO THE EXTENT SELLER MAKES THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE II.  BUYER HAS RELIED ON NO REPRESENTATION OR WARRANTY OTHER THAN AS DESCRIBED IN THE PRECEDING SENTENCE.  EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE II, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF OR OTHERWISE IN ANY WAY RELATING TO ITSELF OR THE ASSETS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.  BUYER FURTHER ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE II, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY OF THE ASSETS AND BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR ALL PURPOSES.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing as follows:

Section 4.1.                     Organization; Etc.  Buyer (a) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business substantially as now being conducted. Buyer is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect.  As used in this Agreement, the term “Buyer Material Adverse Effect” shall mean an event, change or circumstance which would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

Section 4.2.                     Authority Relative to this Agreement.  Buyer has all requisite limited partnership power, authority and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited partnership action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (b) enforcement of this Agreement, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3.                     Absence of Conflicts.  Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of formation, partnership agreement or other organizational documents of Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which Buyer or any of its Affiliates is a party or by which any of them or any of their respective properties or assets may be bound, (c) violate any order, writ, injunction, decree or Laws applicable to Buyer, any of its Affiliates or any of their respective properties or assets, or (d) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority that has not been made or obtained, except in the case of clause (b), (c) and (d) of this Section 4.3 for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

Section 4.4.                     Compliance with Law.  The business of Buyer is not being conducted in violation of any applicable Law or any order, writ, injunction or decree of any Governmental Authority (and Buyer has not received any written or, to Buyer’s knowledge, oral notice of violation with respect to any Laws), except for any such violations which in the aggregate would not have a Buyer Material Adverse Effect.

Section 4.5.                     Availability of Funds.  Buyer has access to sufficient immediately available funds to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.  Buyer is, and immediately after giving effect to the transactions contemplated by this Agreement, Buyer will be, solvent.

Section 4.6.                     Litigation.  As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates.

Section 4.7.                     No Material Adverse Effect.  To the knowledge of Buyer, as of the date of this Agreement, there has not occurred any breach of any representation, warranty or covenant by Seller that would reasonably be expected to have a Seller Material Adverse Effect.

Section 4.8.                     Brokers; Finders and Fees.  Except for amounts payable to Barclays plc by Buyer (for which Seller shall have no liability), neither Buyer nor any of its Affiliates has employed any investment banker, broker or finder or incurred any liability for any investment banking, financial advisory or brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

Section 4.9.                                 Third Party Volumes.  It is Buyer’s present intention now and following the Closing to utilize 100% of the Sherwood Gas Gathering and Compression System to gather gas owned by third Persons.

ARTICLE V
REAL PROPERTY MATTERS

Section 5.1.                     Real Property Consents.

(a)                                 Seller shall identify and list on Schedule 2.3(b), with respect to the Assets, all Real Property Consents that would be applicable to the transactions contemplated hereby.  Prior to the Closing, Seller will request execution of all Real Property Consents.  During such period in which the applicable Asset is not capable of being assigned to Buyer due to the failure to obtain an execution of a Real Property Consent, the Parties mutually agree, as is reasonably practicable, to cooperate to obtain an execution of such Real Property Consent or to make or cause to be made such arrangements as may be reasonably necessary or requested by Buyer to enable Buyer to receive all the economic benefits or same or similar rights with respect to such Asset.

(b)                                 Real Property Interests with respect to which a Real Property Consent has not been obtained on or before the day that is three (3) Business Days prior to the Closing shall be deemed to be excluded from the Assets conveyed to Buyer at the Closing, but the Purchase Price shall not be reduced.

(c)                                  With respect to any Real Property Interest upon which any Pipeline is located, if, under the terms of such Real Property Interest, a Real Property Consent is required prior to the assignment of such Real Property Interest to Buyer and such Real Property Consent has not been obtained prior to the period described in clause (b) above, this Agreement shall not constitute an agreement to convey at the Closing such Real Property Interest or the portions of such Pipeline that are located upon such Real Property Interest.  In such case, the Parties may agree that (i) with respect to the portions of such Pipeline not conveyed at the Closing (the “Excluded Facilities”), the Parties shall enter into an agreement, the form and substance of which shall be mutually agreed to by the Parties, that provides Buyer, to the commercially reasonable extent possible, with the rights, benefits and burdens with respect to the Excluded Facilities that Buyer would have received had such Excluded Facilities been conveyed to Buyer at the Closing and (ii) the other portions of the Sherwood Gas Gathering and Compression System and the related Real Property Interests shall be conveyed to Buyer at the Closing. With respect to any portion of the Excluded Facilities and related Real Property Interests, when the applicable Real Property Consents are obtained, Seller shall convey the applicable portions of the Excluded Facilities and assign, pursuant to a special warranty deed or assignment, such related Real Property Interests to Buyer within ten (10) days following receipt of such Real Property Consent, and any agreement entered into between the Parties with respect to such portions of the Excluded Facilities shall terminate.  During the term of any such agreement, Seller shall not convey, or allow any Liens by, through, or under Seller to attach to, the applicable portion of the Excluded Facilities or the related Real Property Interests covered by such agreement.  Additionally, Buyer may terminate such agreement at any time by giving sixty (60) days’ notice.  At the time of termination of such agreement, to the extent that the Seller may do so if the requisite Real Property Consents have been obtained, Seller shall convey to Buyer the remaining rights they may have in the Excluded Facilities and, assign, to the extent related to the Sherwood Gas Gathering and Compression System, the Real Property Interests pursuant to a special warranty deed or assignment.

(d)                                 For a period of one (1) year following the Closing, the Parties shall continue to use their commercially reasonable efforts to obtain any Real Property Consent that was not obtained prior to the Closing.

Section 5.2.                     Sole and Exclusive Remedy.  Buyer hereby acknowledges and agrees that its sole and exclusive remedy for Seller’s failure to obtain the Real Property Consents as contemplated in Section 5.1, shall be as provided in this Article V.

ARTICLE VI
TAX MATTERS

Section 6.1.                     Preparation of Tax Returns.  Seller shall prepare and file (or cause to be prepared and filed) all Tax Returns with respect to the Assets for all Pre-Closing Periods that are required to be filed after the Closing Date, and shall pay (or cause to be paid) all Taxes due with respect to the Assets for all Pre-Closing Periods (whether or not such Taxes are required to be shown on a Tax Return).  Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns with respect to the Assets for all Straddle Periods (which, for the avoidance of doubt, shall not include income Tax Returns of the Seller), and shall pay (or cause to be paid) all Taxes due with respect to the Assets for all Straddle Periods (whether or not such Taxes are required to be shown on a Tax Return but, for the avoidance of doubt, not including Income Taxes of the Seller).  At least twenty (20) days before the date on which each such Straddle Period Tax Return is to be filed, Buyer shall provide to Seller a copy of such Tax Return and a schedule calculating the portion of the Taxes for which Seller is responsible pursuant to Section 6.2.  Within ten (10) days following its receipt of such Tax Return and schedule, Seller shall notify Buyer whether it disagrees with any matter contained within such Tax Return or schedule, and, if it does, the Parties shall in good faith discuss and resolve such disagreement. Seller shall promptly pay to Buyer the portion of such Tax for which Seller is responsible pursuant to Section 6.2 within five (5) days after the determination of such portion pursuant to the provisions of this Section 6.1.

Section 6.2.                     Responsibility for Taxes.  Seller shall be responsible for and entitled to all refunds of, and shall indemnify Buyer Indemnitees from and against, all Taxes which arise with respect to the Assets for any Pre-Closing Period and for that portion of any Straddle Period that ends on the Closing Date.  Buyer shall be responsible for the remaining Straddle Period Taxes.  For this purpose, Straddle Period Taxes shall be (a) allocated on an interim closing of the books method for all Taxes other than those described in clause (b), and (b) prorated on a daily basis to the Closing Date for ad valorem and real and personal property Taxes.  Notwithstanding anything to the contrary herein, (i) any franchise Tax paid or payable with respect to the Assets shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another Tax period is obtained by the payment of such franchise Tax and (ii) any ad valorem or property

Taxes paid or payable with respect to the Assets shall be allocated to the Tax period applicable to the ownership of the Assets regardless of when such Taxes are assessed (for the avoidance of doubt, the Tax period applicable to the ownership of the Assets shall be the assessment year for West Virginia property Tax purposes, which is July 1st (the date on which ownership of the Assets gives rise to liability for the property Taxes) through June 30th with such property Taxes apportioned on a daily basis over such period even though the Tax year is the subsequent calendar year).

Section 6.3.                     Post-Closing Assistance.  Seller and Buyer will each provide the other such assistance as may reasonably be requested in connection with the preparation of any Tax Return with respect to the Assets, or any Tax Audit by any Tax Authority or any Proceeding relating to Taxes with respect to the Assets, and each will retain and provide the requesting Party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination.  The Party requesting assistance will reimburse the other Party for reasonable out-of-pocket expenses (other than salaries or wages of any employees of the Parties) incurred in providing such assistance.

Section 6.4.                     Conduct of Business.

(a)                                 From and after the applicable Closing Date, each of Buyer and Seller (the “Tax Indemnified Person”), shall notify the chief tax officer (or other appropriate Person) of the other Party (the “Tax Indemnifying Person”), in writing within twenty (20) days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings (a “Tax Audit”) which are likely to affect the liability for Taxes of the Tax Indemnifying Person.  If the Tax Indemnified Person fails to give such timely notice to the Tax Indemnifying Person, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice materially adversely affects the Tax Indemnifying Person’s right to participate in the Tax Audit.

(b)                                 If a Tax Audit relates solely to Taxes for which only Seller would be liable to indemnify Buyer under this Agreement, Seller shall have the option, at its expense, to control the defense and settlement of such Tax Audit.  If Seller does not elect to control the defense and settlement of such Tax Audit, Buyer may, at Seller’s expense, control the defense and settlement of such Tax Audit.  If such Tax Audit relates solely to Taxes for which only Buyer would be liable under this Agreement, Buyer shall, at its expense, control the defense and settlement of such Tax Audit.

(c)                                  If a Tax Audit relates to Taxes for which both Seller and Buyer could be liable under this Agreement, to the extent practicable, the items of income, gain, loss, deduction and credit or other item required to be reported on or otherwise reported on the applicable Tax Return (“Tax Items”) with respect to such Tax Audit will be distinguished and each Party will have the option to control the defense and settlement of those Taxes for which it is so liable.  If such Tax Audit relates to a Straddle Period and any Tax Item cannot be identified as being a liability of only one Party or cannot be separated from a Tax Item for which the other Party is liable, Seller, at its expense, shall have the option to control the defense and settlement of the Tax Audit.

(d)                                 Notwithstanding the foregoing provisions of this Section 6.4, any Party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense and shall have the right to consent to any settlement of such Tax Audit (such consent not to be unreasonably withheld, conditioned or delayed) to the extent that such settlement would have an adverse effect with respect to a period for which that Party is liable for Taxes, under this Agreement or otherwise.

Section 6.5.                     Post-Closing Actions.  Except to the extent required by applicable Laws, Buyer shall not and shall not permit its Affiliates to amend any Tax Return for a Pre-Closing or Straddle Period on or after the Closing Date which could reasonably be expected to materially increase Seller’s liability to indemnify Buyer for Taxes under this Agreement without first notifying and obtaining consent from Seller, which consent will not be unreasonably withheld, conditioned or delayed.

Section 6.6.                     Refunds of Certain Taxes Received by Buyer.  Buyer and Seller agree to pay to the other Party any refund received (whether by payment, credit, offset or otherwise, and together with any interest thereon) after the Closing Date by Buyer or Seller or any of their Affiliates that is entitled to be paid to the other Party pursuant to Section 6.2.  Buyer and Seller and their Affiliates shall cooperate with the other Party and its Affiliates in order to take all reasonably necessary steps to claim any such refund.  Any such refund received by Buyer or Seller or any of their Affiliates shall be paid to the other Party within thirty (30) days after such refund is received.  Buyer and Seller agree to notify the other Party within ten (10) days following the discovery of a right to claim any such refund and upon receipt of any such refund.  Buyer and Seller agree to furnish to the other Party all information, records and assistance reasonably requested and necessary to verify the amount of the refund or overpayment.

Section 6.7.                     Transfer Taxes.  The Parties are not aware of any West Virginia sales and use Tax that will be assessed or collected in connection with the sale of the Assets and such taxes are not being collected in connection with the sale of the Assets pursuant to this Agreement.  Any sales, use, recording or other transfer taxes (“Transfer Taxes”) imposed on the purchase and sale of the Assets pursuant to this Agreement (including any interest, penalties, or additions to tax with respect thereto) shall be paid by [***].  The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes described in this Section 6.7.  The parties believe that for West Virginia Transfer Tax purposes, all of the Assets (other than the Rights-of-Way, Easements and the buildings, structures or improvements upon the same) are properly classified as tangible personal property and not as real property, and shall report consistently therewith.

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VII
ADDITIONAL COVENANTS

Section 7.1.                     Conduct of Business.  Except at set forth in Section 7.1 of the Disclosure Schedule or as consented to in writing by Buyer, such consent not to be unreasonably withheld, delayed or conditioned, from the date hereof through the Closing Date or the earlier termination of this Agreement as provided in Article IX, Seller covenants and agrees to operate its business with respect to the Assets in the ordinary course of business consistent with past practices, and, without limiting the generality of the preceding, Seller shall:

(a)                                 not sell, transfer, assign, convey, abandon or otherwise dispose of any of the Assets, except for sales in the ordinary course of business;

(b)                                 not make any commitment or enter into any agreement with respect to any capital project relating to any Asset in excess of $500,000 that would become an Assumed Liability;

(c)                                  not enter into, terminate, amend, restate, supplement, waive or permit to lapse (prior to its applicable expiration date) in any material respect any material Permit, any contract that is part of the Assets, or any instrument creating a Real Property Interest that is or would be an Asset conveyed to Buyer by Seller at the Closing or that would affect any such Asset, other than in the ordinary course of business;

(d)                                 not create or permit the creation of any Lien on any Asset (other than Permitted Encumbrances);

(e)                                  not grant or create any preferential right to purchase, right of first opportunity or other material transfer restriction or requirement with respect to any Asset;

(f)                                   not make, amend or revoke any material election with respect to any Taxes relating to the Assets;

(g)                                  not fail to maintain insurance coverage substantially equivalent to its existing insurance coverage of the Assets as in effect on the date hereof;

(h)                                 not modify or operate the Assets in any way that would subject them to the jurisdiction of the Federal Energy Regulatory Commission;

(i)                                     other than in respect of the [***], settle or compromise any action, suit, investigation or proceeding relating to the Assets that could be reasonably expected (due to the nature of the claims involved or the scope of their applicability to Seller’s business or operations) to involve amounts of $100,000 or more in value;

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(j)                                    not engage in any practice which would have the effect of (i) accelerating to periods before the Closing collection of revenues attributable to the Assets that would otherwise be expected (based on past practice) to be made in periods after the Closing, or (ii) postponing to periods after the Closing payment of costs in respect of the Assets that would otherwise be expected (based on past practice) to be made in periods before the Closing, in each case in a manner outside the ordinary course of business, inconsistent with past practice and contrary to generally accepted industry practices; or

(k)                                 not agree, resolve, authorize or commit, whether in writing or otherwise, to do any of the foregoing.

Section 7.2.                     Access to Records and Assets; Access Indemnity and Confidentiality.

(a)                                 During the period from the date hereof through the Closing, Seller shall at reasonable times and upon reasonable notice (i) make all the books and records relating to the Assets (including the Records) available to Buyer and its authorized representatives for examination as Buyer may request, and (ii) permit Buyer and its authorized representatives to consult with employees, officers, accountants, consultants, legal counsel and other authorized representatives of Seller that Seller designates and to conduct, at Buyer’s sole cost, expense and risk, inspections and site visits of the Assets; provided, however, that none of Buyer and its authorized representatives shall have any right of access to (A) any proprietary data that relates to another business of Seller or its Affiliates, including the Excluded Assets, and is not used in connection with the ownership, use, operation or maintenance of the Assets, (B) confidential information subject to a third party confidentiality agreement, or (C) any such information which, if disclosed, would violate an attorney-client privilege or applicable Law; provided that, prior to withholding access to any information under clauses (B) or (C), Seller shall notify Buyer of the general nature of the information being withheld and, at the request and expense of Buyer, shall use commercially reasonable efforts to seek any consents that may be required for the disclosure of such information to Buyer, and otherwise implement reasonable arrangements permitting such disclosure (which may include entering into joint defense or other agreements with Buyer to preserve any attorney-client or other legal privilege of Seller).  Buyer and its authorized representatives shall comply in all material respects with all rules, regulations, policies and instructions issued by Seller or any third Person operator regarding any of Buyer’s or its authorized representatives’ actions prior to Closing while upon, entering or leaving any property included in the Assets.

(b)                                 BUYER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL LOSSES OCCURRING ON OR TO THE ASSETS OR TO THE PERSON OR PROPERTY OF ANY PERSON ARISING FROM OR CAUSED BY THE ACTS OR OMISSIONS OF SELLER, ITS AFFILIATES OR ANY OTHER

PERSON ACTING ON SELLER’S OR ITS AFFILIATES’ BEHALF IN CONNECTION WITH THE ACCESS RIGHTS UNDER SECTION 7.2(a), EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, EXCEPTING ONLY THOSE LOSSES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES; PROVIDED, HOWEVER, THAT THE FOREGOING OBLIGATION OF BUYER SHALL NOT APPLY WITH RESPECT TO ANY ENVIRONMENTAL MATTER TO THE EXTENT EXISTING PRIOR TO SUCH ACCESS AND THAT ARE DISCOVERED DURING OR IN CONNECTION WITH SUCH ACCESS.

(c)                                  Until the Closing, Buyer shall (and shall cause its Affiliates and authorized representatives to) hold in confidence all information and data furnished to it (or its Affiliates or representatives) pursuant to this Section 7.2 in accordance with the Confidentiality Agreement.

Section 7.3.                     Confidentiality.  From and after the Closing, Seller shall, and shall cause its Affiliates to, keep confidential and not disclose all information relating to the Assets (other than relating to the Excluded Assets) (the “Restricted Information”), and shall not directly or indirectly use such Restricted Information for any purpose, except as and to the extent permitted by the terms of this Agreement. The obligation shall continue indefinitely from the Closing and shall not apply to any information that (a) is in the public domain, (b) is published or otherwise becomes part of the public domain through no fault of any Seller or any of its Affiliates or (c) becomes available to any Seller or any of its Affiliates on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from Seller or Buyer or any of their respective Affiliates on a confidential basis. Notwithstanding the foregoing, Seller may make disclosures required by Law and in connection with disputes hereunder; provided, however, that Seller, to the extent practicable, shall provide Buyer with prompt notice thereof so that Buyer may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.3.  In the event that such protective order or other remedy is not obtained or Buyer waives compliance with the provisions of this Section 7.3, Seller shall or shall cause the Person required to disclose such Restricted Information to furnish only that portion of the information that such Person is legally required, and, to the extent practicable, Seller shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment is accorded the Restricted Information so furnished.

Section 7.4.                     Regulatory Filings and Consents.  From the date hereof until the Closing:

(a)                                 Subject to Seller’s and Buyer’s additional obligations in clauses (b) and (c) of this Section 7.4, Seller and Buyer shall (i) take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, and (ii) obtain from the relevant Governmental Authorities all Authorizations, if any, required to be obtained at or prior to the Closing by Buyer or Seller in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that neither Seller nor Buyer nor their respective Affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person.

(b)                                 The Parties shall each give prompt notice to the other of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any Governmental Authority in connection with the transactions contemplated hereby, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any claims, actions, suits, proceedings, arbitrations or investigations against, relating to, or involving or otherwise affecting Buyer or Seller that relate to the consummation of the transactions contemplated hereby, and (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the obligations of the other Party to consummate the transactions contemplated hereby not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such Party under this Agreement, or (C) delay or impede the ability of either Buyer or Seller, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein.  No delivery of any notice pursuant to clause (iv) of this Section 7.4(b) shall cure any breach of any representation, warranty or covenant of the Party hereto giving such notice contained in this Agreement.

(c)                                  Each Party agrees to use best efforts to vigorously contest and to resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action, and each Party agrees to provide reasonable cooperation to the other Party in connection with the foregoing.

Section 7.5.                     Cooperation; Further Assurances.

(a)                                 In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the Parties hereto shall take such further action (including the execution and delivery of such further documents and instruments) as any Party hereto may reasonably request, all at the sole expense of the requesting Party (unless the action requested should have been taken prior to the Closing, in which case the Party or Parties that would have borne the expense of taking such action had it been taken prior to the Closing shall bear such expense).  Without limiting the generality of the foregoing, the

Parties hereto will take all reasonably requested actions to ensure that (i) the Assets are, except as otherwise contemplated hereby, transferred to Buyer, and (ii) that all other assets otherwise used by Seller, are owned by Seller.

(b)                                 For the longer period of (i) seven (7) years after the Closing Date, (ii) as required by the terms of the applicable Contract or (iii) as required by Law, Buyer agrees to retain the originals of the Records at its sole cost and expense and provide Seller with access thereto upon reasonable request of Seller in connection with this Agreement or compliance with applicable law.  Seller may retain a copy of the Records to the extent such Records pertain to its obligations under this Agreement.

Section 7.6.                     Public Announcement.  Neither Party, nor any of their respective Affiliates, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof (including the Purchase Price) or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall not restrict disclosures to the extent (a) necessary for a Party to perform this Agreement (including disclosure to a Governmental Authority or any third Persons holding rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to seek such consents or provide notices, seek waivers, amendments or termination of such other rights), (b) required (upon advice of counsel) by applicable securities or other applicable Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates or (c) subject to the Confidentiality Agreement, such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised; and provided, further, that, in the case of clauses (a) and (b), to the extent permitted by applicable Law, each Party shall use its commercially reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

Section 7.7.                     Prior Knowledge.  No breach by a Party of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and neither the non-breaching Party nor any Affiliate of the non-breaching Party shall have any claim or recourse against the breaching Party or its directors, officers, employees, Affiliates, controlling Persons, agents, advisors or representatives with respect to such breach, under Article X or otherwise, if the non-breaching Party or any Affiliate of the non-breaching Party had knowledge prior to the execution of this Agreement of such breach or of the threat of such breach or the circumstances giving rise to such breach.

Section 7.8.                     Insurance.  The Parties hereto acknowledge that Seller maintains a program of property and liability insurance coverage in respect of the Assets.  All of the insurance policies through which the program of coverage is presently or has previously been provided by or to Seller or its Affiliates are herein referred to collectively as the “Seller Policies.”  It is understood and agreed by Buyer that from and after the Closing (i) no insurance coverage shall be provided under Seller Policies to Buyer and (ii) subject to Section 7.9, no claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing, shall be made by Buyer against or with respect to any of the Seller Policies, regardless of their date of issuance unless directed by Seller and for Seller’s benefit.

Section 7.9.                                 Casualty or Condemnation Loss.

(a)                                 If, prior to or after the date of this Agreement but in all cases prior to the Closing Date, any portion of the Assets is or has been damaged or destroyed by fire or other casualty (a “Casualty”) or is or has been taken in condemnation or under right of eminent domain (a “Condemnation Proceeding”) and the amount of accrued but unpaid liability resulting from such Casualty or Condemnation Proceeding (which shall include the estimated amount of reduction in the fair market value of such Assets or, in the event of a Casualty, the estimated cost of repairing the Assets damaged or destroyed by such Casualty or replacing such Assets with assets of similar utility) (the “Restoration Costs”) is less than [***]% of the Purchase Price, in the aggregate, then Buyer shall nevertheless be required to close and Seller, at the Closing, shall pay to Buyer (or its designee) all sums paid to Seller by third Persons by reason of such Casualty or Condemnation Proceeding with respect to the affected Assets and shall assign, transfer and set over to Buyer or Buyer’s designee all of Seller’s and its Affiliate’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against third parties arising out of such Casualty or Condemnation Proceeding with respect to the affected Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against third Persons for the recovery of Seller’s and its Affiliate’s unpaid awards and other rights and costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against third parties or in defending or asserting rights in connection with such Casualty or Condemnation Proceeding.

(b)                                 If, prior to or after the date of this Agreement but in all cases prior to the Closing Date, any portion of the Assets is destroyed by a Casualty or is taken by a Condemnation Proceeding and the Restoration Costs resulting from such Casualty or Condemnation Proceeding is equal to or in excess of [***]% of the Purchase Price, in the aggregate, then Buyer shall nevertheless be required to close and Seller shall have the right to elect to (i) reduce the Purchase Price by the Restoration Costs relating to such Casualty or Condemnation Proceeding or (ii) have Seller repair and restore the affected Asset at Seller’s sole cost and expense (which repair and restoration may extend post-Closing) and (in either case) Seller shall be entitled to all sums paid to Seller by third Persons by reason of such Casualty or Condemnation Proceeding with respect to the

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

affected Transferred Assets and all rights, title, interests and claims against third Persons arising out of or relating to such Casualty or Condemnation Proceeding.

(c)                                  If, prior to or after the date of this Agreement but in all cases prior to the Closing Date, any portion of the Assets is or has been destroyed by a Casualty or is or has been taken by a Condemnation Proceeding and the Restoration Costs resulting from such Casualty or Condemnation Proceeding is equal to or in excess of [***]% of the Purchase Price, in the aggregate, then Buyer may terminate this Agreement upon written notice to Seller.

Section 7.10.              Replacement of Bonds, Letters of Credit and Guarantees.  The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller or any Affiliate of Seller with any Governmental Authority or third Person and relating to the Assets are to be transferred to Buyer.  On or before the Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for the bonds, letters of credit and guarantees identified in Section 7.10 of the Disclosure Schedule, and shall cause, effective as of the Closing, the cancellation or return to Seller of such bonds, letters of credit and guarantees posted (or supported) by Seller and such Affiliates, and Seller shall provide reasonable cooperation to Buyer in connection therewith.  Buyer may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit or guarantees that Buyer has previously posted as long as such existing bonds, letters of credit or guarantees are adequate to secure the release of those posted (or supported) by Seller.  Section 7.10 of the Disclosure Schedule identifies the bonds, letters of credit and guarantees posted (or supported) by Seller or any other Affiliate of Seller with respect to the Assets as of the date noted on such Disclosure Schedule, which Seller may update through the Closing Date.

Section 7.11.              Disclosure Schedule.

(a)                                 Any information furnished in the Disclosure Schedule shall be deemed to modify all of the representations and warranties of Seller set forth in Article II.  The inclusion of any information on the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Assets or Seller, has or would have a Seller Material Adverse Effect, or is outside the ordinary course of business.

(b)                                 Seller may from time to time prior to the Closing, by written notice to Buyer, supplement or amend the Disclosure Schedule to correct any matter that would constitute a breach of any representation or warranty of Seller in Article II; provided that for all purposes of this Agreement, including purposes of determining whether Buyer’s conditions set forth in Section 8.3(a) have been fulfilled, the Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto.

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Section 7.12.              Antero Leases.  Prior to Closing, Seller shall obtain amendments, assignments and conveyances of the leases of real property between Seller and Antero for the Middle Point Compressor Station and the Zinnia Compressor Station that provide Buyer with Seller’s real property interests in the Middle Point Compressor Station and the Zinnia Compressor Station, and such amendments, assignments and conveyances shall be in a form reasonably acceptable to Buyer’s lenders.  If, prior to Closing, Buyer notifies Seller that Buyer does not believe that the condition in Section 8.3(c)(ii) will be satisfied by the Termination Date, then Seller and Buyer shall collectively use commercially reasonable efforts to obtain amendments, assignments and conveyances that will enable such condition to be satisfied.

Section 7.13.              Construction Projects.  As soon as reasonably practicable after the Closing, but in any event on or before July 31, 2013, Seller shall complete, at Seller’s sole cost, the construction of (a) the generator and the building surrounding the compressors at the Zinnia Compressor Station and (b) the generator and the building surrounding the compressors at the Middlepoint Compressor Station, in each case in accordance with Seller’s current designs and specifications.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1.                     Conditions to Obligations of Seller and Buyer Under this Agreement.  The respective obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions (any or all of which may be waived by the Parties, as the case may be in whole or in part, to the extent permitted by applicable Law):  (i) the absence of any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, rule or legal restraint of a Governmental Authority the effect of which prevents the consummation of the transactions contemplated hereby; and (ii) all of the Real Property Consents and the Material Contract Consents shall have been duly obtained, made or given in form reasonably acceptable to Buyer and Seller and shall be in full force and effect.

Section 8.2.                     Additional Conditions to Seller’s Obligation.  The obligation of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by applicable Law:

(a)                                 (i) The Fundamental Representations of Buyer shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) and (ii) each of the other representations and warranties of Buyer set forth in this Agreement shall be true and correct (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Buyer Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except, in the case of clause (ii), for failures that would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

(b)                                 Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date (including the deliveries at Closing pursuant to Section 1.5), and Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

Section 8.3.                     Additional Conditions to Buyer’s Obligation.  The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by applicable Law:

(a)                                 (i) The Fundamental Representations of Seller shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) and (ii) each of the other representations and warranties of Seller set forth in this Agreement shall be true and correct (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Seller Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except, in the case of clause (ii), for failures that would not be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.

(b)                                 Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date (including the deliveries at Closing pursuant to Section 1.4), and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.

(c)                                  Buyer has determined in its reasonable discretion that (i) no material defects in title exist with respect to that certain property in Union District, Harrison County, West Virginia containing 82 acres, more or less, and 65 acres, more or less, and described in that certain deed recorded in the Office of the Clerk of the County Commission of Harrison County, West Virginia, in Deed Book No. 1206, at page 378, and designated by the Assessor of Harrison County, West Virginia on the Land Books for said county in Union District — Outside as

Tax Map No. 361, Parcel Nos. 9 and 10 of which ten acres is subject to a Lease Agreement dated as of March 28, 2012 by and between Gerald Wayne Corder and Louella M. Corder, his wife, and Antero Resources Appalachian Corporation, a Delaware Corporation; and (ii) the rights to be conveyed by Seller to Buyer with respect to the Real Property Interests applicable to the Middle Point Compressor Station and the Zinnia Compressor Station are satisfactory to Buyer and Buyer’s lenders for the purposes of ownership and operation of the Middle Point Compressor Station and the Zinnia Compressor Station.

ARTICLE IX
TERMINATION

Section 9.1.                     Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of the Parties;

(b)                                 by Seller upon notice to Buyer, if any of the conditions in Section 8.1 or Section 8.2 shall not have been fulfilled by the time required or shall have become incapable of fulfillment on or prior to the Termination Date;

(c)                                  by Buyer upon notice to Seller, if any of the conditions in Section 8.1 or Section 8.3 shall not have been fulfilled by the time required or shall have become incapable of fulfillment on or prior to the Termination Date; or

(d)                                 by either Seller or Buyer upon notice to the other Party, if the Closing contemplated hereby shall not have occurred on or before June 30, 2013 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time.

provided, however, that no Party shall be entitled to terminate this Agreement under this Section 9.1 if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder.

Section 9.2.                     Effect of Termination.  Except for the provisions of Section 2.18, Section 4.8, Section 7.2, Section 7.6, Article IX, Section 10.8, Section 10.9, Section 11.4, Section 11.5, Section 11.6, Section 11.7, Section 11.8, Section 11.9, Section 11.10 and Article XII and of the Confidentiality Agreement, this Agreement shall, upon termination hereof pursuant to Section 9.1, forthwith become of no further force or effect.  Except as otherwise provided in this Section 9.2, if this Agreement is terminated in accordance with Section 9.1, neither Party shall have any right or remedy against the other Party as a result of such termination, except for any breach of this Agreement.

Section 9.3.                     Specific Performance.  Each Party acknowledges and agrees that if the Closing fails to occur, or is rendered incapable of occurring, as a result of the breach by such

Party of any term or provision of this Agreement, the other Party would be damaged irreparably.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent any such Closing Failure Breach and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

ARTICLE X
SURVIVAL AND INDEMNIFICATION

Section 10.1.              Survival Periods.  All representations and warranties of the Parties and all covenants required to be performed prior to the Closing (the “Pre-Closing Covenants”) contained in this Agreement shall survive the Closing until the date that is [***] after the Closing Date; provided that the representations and warranties set forth in (a) Section 2.1, Section 2.2, Section 4.1 and Section 4.2 (the “Fundamental Representations”) shall survive the Closing [***] and (b) Section 2.11 shall survive the Closing until [***]. Except for the Fundamental Representations and the representations and warranties set forth in Section 2.11, the Parties hereto intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller or Buyer based upon, directly or indirectly, any of the representations, warranties, or agreements contained in Article II or Article IV or the Pre-Closing Covenants after the date that is [***] after the Closing Date.  This Section 10.1 shall not limit any covenant or agreement of the Parties which contemplates performance after the Closing.  However, no covenants or agreements under Article VI shall survive past the date that is [***] with respect to those tax periods and Tax Returns.

Section 10.2.              Seller’s Agreement to Indemnify.

(a)                                 Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates, controlling Persons, agents and representatives and their respective successors and assigns (collectively, the “Buyer Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Buyer Damages”) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of:

(i)                                     a breach of any representation or warranty of Seller contained in Article II or any Pre-Closing Covenant of Seller (provided that for the purposes of determining Buyer Damages and determining whether or not any such breach has occurred, any qualification or exception contained in any representation or warranty of Seller in Article II relating to materiality (including Seller Material Adverse Effect) shall be disregarded, other than the reference to “Material Contracts” in Section 2.10 and the referent to “Seller Material Adverse Effect” in Section 2.6(a));

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(ii)                                  a breach of any covenant (other than a Pre-Closing Covenant) of Seller contained in this Agreement;

(iii)                               the Excluded Assets and Retained Liabilities; or

(iv)                              any and all Seller Taxes.

(b)                                 Seller’s obligation to indemnify Buyer Indemnitees pursuant to Section 10.2(a) is subject to the following limitations:

(i)                                     No indemnification shall be made by Seller pursuant to Section 10.2(a) (other than with respect to the representation and warranty set forth in Section 2.20): (1) with respect to any individual item (or group of related items) of Buyer Damage unless such Buyer Damage exceeds [***] and (2) unless the aggregate amount of all Buyer Damages of the Buyer Indemnitees with respect to Section 10.2(a) shall exceed the Deductible (after which point Seller will be obligated only to indemnify Buyer from and against Buyer Damage in excess of the Deductible but less than or equal to the Cap).  The maximum amount that Seller shall be required to pay in the aggregate pursuant to Section 10.2(a) in respect of all Buyer Damages by all Buyer Indemnitees is an amount equal to the Cap less the Deductible, after which point Seller will not have an obligation to indemnify Buyer from and against further such Buyer Damage.  Notwithstanding the foregoing, (x) Seller’s obligation to indemnify Buyer under (1) Section 10.2(a)(i) for a breach of any of the Fundamental Representations, any representation or warranty set forth in Section 2.11 or any Pre-Closing Covenant, (2) Section 10.2(a)(ii), (3) Section 10.2(a)(iii) or (4) Section 10.2(a)(iv) shall not be subject to any of the limitations in this Section 10.2(b)(i) but shall not, in the aggregate (together with any and all amounts paid pursuant to Section 10.4(a)), exceed an amount equal to the Purchase Price and (y) no indemnification shall be made by Seller pursuant to Section 10.2(a)(i) for a breach of the representation and warranty set forth in Section 2.20 with respect to any individual item (or group of related items) of Buyer Damage unless such Buyer Damage exceeds [***], and any amounts paid in respect of such indemnification shall count against the maximum amount that Seller shall be required to pay in the aggregate pursuant to Section 10.2(a) as provided in the second sentence of this Section 10.2(b)(i).

(ii)                                  The amount of any Buyer Damages shall be reduced by (A) any amount directly or indirectly received by a Buyer Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor and (B) the amount of any net Tax benefit actually realized by Buyer Indemnitee relating thereto.  Buyer

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility.  If a Buyer Indemnitee directly or indirectly receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by Seller pursuant to this Section 10.2, then such Buyer Indemnitee shall promptly reimburse Seller for any payment made or expense incurred by Seller in connection with providing such indemnification up to such amount received by Buyer Indemnitee.  Each Buyer Indemnitee shall take all reasonable steps to mitigate damages in respect of any claim for which such Buyer Indemnitee is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof; and

(iii)                               Seller shall be obligated to indemnify Buyer Indemnitees only for those claims giving rise to Buyer Damages as to which Buyer Indemnitees have given Seller written notice thereof, and with respect to any claim pursuant to Section 10.2(a)(i), such notice must be given prior to the end of the applicable survival period set forth in Section 10.1 with respect to such claim.  Any written notice delivered by a Buyer Indemnitee to Seller with respect to Buyer Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF BUYER INDEMNITEES (BUT NOT ANY SUCH BUYER INDEMNITEE’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE).

Section 10.3.              Buyer’s Agreement to Indemnify.  Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless Seller and Affiliates and its and their respective directors, officers, employees, members, managers, partners, controlling Persons, agents and representatives and their respective successors and assigns (collectively, the “Seller Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Seller Damages”) asserted against or incurred by any of Seller Indemnitees as a result of or arising out of:

(i)                                     a breach of any representation or warranty contained in Article IV or any Pre-Closing Covenant of Buyer (provided that for the purposes of determining Seller Damages and determining whether or not any such breach has occurred, any qualification or exception contained in any representation or warranty of Buyer in Article IV relating to materiality (including Buyer Material Adverse Effect) shall be disregarded, other than the reference to “Seller Material Adverse Effect” in Section 4.7);

(ii)                                  a breach of any covenant (other than a Pre-Closing Covenant) of Buyer contained in this Agreement; or

(iii)                               the Assumed Liabilities.

(b)                                 Buyer’s obligation to indemnify Seller Indemnitees pursuant to Section 10.3(a) is subject to the following limitations:

(i)                                     No indemnification shall be made by Buyer pursuant to Section 10.3(a): (A) with respect to any individual item (or group of related items) of Seller Damage unless such Seller Damage exceeds [***] and (B) unless the aggregate amount of all Seller Damages of the Seller Indemnitees with respect to Section 10.3(a) shall exceed the Deductible (after which point Buyer will be obligated only to indemnify Seller from and against Seller Damage in excess of the Deductible but less than or equal to the Cap).  The maximum amount that Buyer shall be required to pay in the aggregate pursuant to Section 10.3(a) in respect of all Seller Damages by all Seller Indemnitees is the Cap less the Deductible, after which point Buyer will not have an obligation to indemnify Seller from and against further such Seller Damage.  Notwithstanding the foregoing, Buyer’s obligation to indemnify Seller under (1) Section 10.3(a)(i) for a breach of any of the Fundamental Representations, Section 4.8 or any Pre-Closing Covenant, (2) Section 10.3(a)(ii) or (3) Section 10.3(a)(iii) shall not be subject to any of the limitations in this Section 10.3(b)(i) but shall not, in the aggregate (together with any and all amounts paid pursuant to Section 10.4(b)), exceed an amount equal to the Purchase Price.

(ii)                                  The amount of any Seller Damages shall be reduced by (A) any amount directly or indirectly received by a Seller Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor and (B) the amount of any Tax benefit directly or indirectly available to Seller Indemnitee relating thereto.  Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility.  If a Seller Indemnitee directly or indirectly receives an amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by Buyer pursuant to this Section 10.3, then such Seller Indemnitee shall promptly reimburse Buyer for any payment made or expense incurred by Buyer in connection with providing such

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

indemnification up to such amount received by Seller Indemnitee.  Each Seller Indemnitee shall take all reasonable steps to mitigate damages in respect of any claim for which such Seller Indemnitee is seeking indemnification and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof; and

(iii)                               Buyer shall be obligated to indemnify Seller Indemnitees only for those claims giving rise to Seller Damages as to which Seller Indemnitees have given Buyer written notice thereof, and with respect to any claim pursuant to Section 10.3(b)(i), such notice must be given prior to the end of the applicable survival period set forth in Section 10.1 with respect to such claim.  Any written notice delivered by a Seller Indemnitee to Buyer with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF SELLER INDEMNITEES (BUT NOT ANY SUCH SELLER INDEMNITEE’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE).

Section 10.4.              Third Party Indemnification.  The obligations of Seller to indemnify Buyer Indemnitees under Section 10.2 with respect to Buyer Damages and the obligations of Buyer to indemnify Seller Indemnitees under Section 10.3 with respect to Seller Damages, in either case resulting from the assertion of liability by third parties (each, as the case may be, a “Claim”), will be subject to the following additional terms and conditions:

(a)                                 Any Party against whom any Claim is asserted (the “Indemnified Party”) will give the indemnifying party (the “Indemnifying Party”) written notice of any such Claim promptly after learning of such Claim, and the Indemnifying Party may at its option undertake the defense thereof by representatives of its own choosing.  Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations under this Article X, except to the extent the Indemnifying Party is prejudiced by such failure to give prompt notice.  If the Indemnifying Party, within thirty (30) days after notice of any such Claim, or such shorter period as is reasonably required, fails to assume the defense of such Claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

(b)                                 Anything in this Section 10.4 to the contrary notwithstanding, the Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne by the Indemnifying Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(c)                                  The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article X, including by providing the other Party with reasonable access to employees and officers (including as witnesses) and other information.

Section 10.5.              No Duplication.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement herein.

Section 10.6.              Amount of Losses.  The determination of the dollar amount of any Buyer Damages or Seller Damages, as the case may be, shall be based solely on the actual dollar value thereof, on a dollar-for-dollar basis, and shall not take into account any multiplier valuations, including any multiple based on earnings or other financial indicia.

Section 10.7.              Remedies Exclusive.  Indemnification under this Article X will be the exclusive remedy of any Indemnified Party for any breach of a representation or warranty in this Agreement and, in furtherance of the foregoing, each of the Parties, on behalf of itself and its Affiliates, hereby waives and releases the other Parties hereto (and such other Parties’ Affiliates) from, to the fullest extent permitted under any applicable Law, any and all rights, claims and causes of action it or its Affiliates may have against the other Parties hereto except as provided herein.

Section 10.8.              No Special Damages.  IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE X OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES; PROVIDED, HOWEVER, IF ANY OF THE SELLER INDEMNITEES OR BUYER INDEMNITEES IS HELD LIABLE TO A THIRD PERSON FOR ANY SUCH DAMAGES AND THE INDEMNITOR IS OBLIGATED TO INDEMNIFY SUCH SELLER INDEMNITEE OR BUYER INDEMNITEE FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THE INDEMNITOR SHALL BE LIABLE, AND OBLIGATED TO REIMBURSE SUCH INDEMNITEES, FOR SUCH DAMAGES.

Section 10.9.              Conspicuous Legends; Nature of Indemnification.  THE PARTIES AGREE THAT THE BOLD OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.  IT IS EXPRESSLY ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS ARTICLE X COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE OR UNDER THEORIES OF STRICT LIABILITY.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.1.              Amendment and Modification.  This Agreement may be amended, modified or supplemented at any time by the Parties hereto, pursuant to an instrument in writing signed by all of the Parties.

Section 11.2.              Entire Agreement; Assignment.  This Agreement (including the exhibits and schedules hereto) and that certain Confidentiality Agreement (a) constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede other prior agreements and understandings, both written and oral, between the Parties hereto with respect to the subject matter hereof and (b) shall not be assigned, by operation of law or otherwise, by a Party hereto, without the prior written consent of the other Parties; provided, however, that prior to the Closing Buyer shall assign its right to take title to the Assets to Mountaineer Midstream Company, LLC, a Delaware limited liability company.

Section 11.3.              Severability.  The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

Section 11.4.              Notices.  All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given when delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier (providing proof of delivery) or by facsimile (providing confirmation of transmission).  All such notices, requests, claims, demands or other communications will be addressed as follows:

(a)                                 if to Seller:

MarkWest Liberty Midstream & Resources, L.L.C.
1515 Arapahoe Street
Tower 1, Suite 1600
Denver, CO 80202
Attention:  Sr. Vice President and General Counsel and Senior Vice
President and Chief Commercial Officer
Facsimile:  (303) 925-9305

with a copy (which shall not constitute notice) to

Hogan Lovells US LLP
One Tabor Center
1200 17th Street, Suite 1500
Denver, CO 80202
Facsimile:  (303) 899-7333
Attention:  George A. Hagerty

(b)                                 if to Buyer:

Summit Midstream Partners, LP
2100 McKinney Avenue, Suite 1250
Dallas, TX 75201
Facsimile:  (214) 462-7716
Attention:  Brock Degeyter

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 11.4 by any Party to the other Parties.

Section 11.5.              Governing Law, Exclusive Jurisdiction and Waiver of Jury Trial.

(a)                                 THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, USA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS EXCEPT THAT, WITH RESPECT TO ALL MATTERS RELATING TO TITLE TO OR THE CONVEYANCE OF THE ASSETS LOCATED IN WEST VIRGINIA, THE LAWS OF THE STATE OF WEST VIRGINIA SHALL GOVERN.

(b)                                 THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF COLORADO LOCATED IN DENVER COUNTY, COLORADO OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DENVER COUNTY, COLORADO AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM.

(c)                                  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 11.6.              Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

Section 11.7.              Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Section 11.8.              Fees and Expenses.  Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party hereto incurring such expenses.  Seller, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other Party or Parties, as applicable, from and against any and all claims or liabilities for financial advisory and finders’ fees incurred by reason of any action taken by such Party or Parties or otherwise arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by such Party or Parties.

Section 11.9.              Interpretation.

(a)                                 The phrase “to the knowledge of Seller” or any similar phrase shall mean such facts and other information which as of the Closing Date are actually known to the individuals identified in Section 11.9(a) of the Disclosure Schedule, and solely with respect to Section 2.12, shall be deemed to mean such facts and other information which as of the Closing Date are actually known to the individuals identified in Section 11.9(a) of the Disclosure Schedule after reasonable discussions with the managers and supervisors of Seller that such individual reasonably believes would have knowledge of an Environmental Matter relating to the Assets; the phrase “to the knowledge of Buyer” or any similar phrase shall mean such facts and other information which as of the Closing Date are actually known to the individuals identified in Section 11.9(b) of the Disclosure Schedule.

(b)                                 Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)                                  For purposes of this Agreement, (i) the terms “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (ii) the word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified, (iii) the word “or” will not be exclusive, and (iv) words in the singular will be held to include the plural.

(d)                                 All references to Articles and Sections refer to articles and sections of this Agreement, all references to Exhibits refer to exhibits to this Agreement and all references to Schedules refer to Schedules to this Agreement, which Exhibits and Schedules are attached hereto and made a part hereof for all purposes.

(e)                                  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 11.10.       No Third Party Beneficiaries.  This Agreement is solely for the benefit of (a) Seller (and its successors and permitted assigns) and Seller Indemnitees, with respect to the obligations of Buyer under this Agreement; and (b) Buyer (and its successors and permitted assigns) and Buyer Indemnitees, with respect to the obligations of Seller under this Agreement.  This Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim of liability or reimbursement, cause of action or other right.

Section 11.11.       No Waivers.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.  No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

Section 11.12.       Specific Performance.  The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

Section 11.13.       Facsimile Signature.  This Agreement and the documents contemplated hereby may be executed by facsimile or pdf. (or similar technology) signature.

ARTICLE XII
DEFINITIONS

Section 12.1.              Certain Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

(a)                                 “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context (including, with its correlative meaning, “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b)                                 “Antero” means Antero Resources Appalachian Corporation, a Delaware corporation.

(c)                                  “Antero Agreement” means that certain Gas Gathering and Compression Agreement by and between Antero and Seller, dated as of April 16, 2012.

(d)                                 “Antero Construction Reimbursements” means all amounts paid or payable by Antero to Seller in respect of the construction of [***].

(e)                                  “Antero Gathering Fee Increases” means all amounts paid or payable by Antero to Seller in respect of the period prior to Closing to reflect the increase in gathering fees permitted by Section 4.1 of the Antero Agreement for pipeline construction completed prior to the Closing Date.

(f)                                   “Assets” means the following assets and properties, except for the Excluded Assets:

(i)                                     the Sherwood Gas Gathering and Compression System and all assets and properties related thereto described in Exhibit A-1;

(ii)                                  all tangible personal property of every kind and nature that is solely used in the ownership, operation, use or maintenance of the Sherwood Gas Gathering and Compression System, whether or not currently in service, including meters, gauges, valves, engines, field equipment, fixtures (except to the extent included within Real Property Interests), trailers, tools, instruments, spare parts, machinery, computer equipment, telecommunications equipment, furniture, supplies, materials and other improvements (except to the extent included within Real Property Interests) wherever located, including those items of tangible

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

personal property described in Exhibit A-2 (collectively, the “Personal Property”);

(iii)                               subject to the terms of the Letter Agreement, all fee property, Rights-of-Way, leases and other rights, privileges or interests in real property that are solely used in the ownership, operation, use or maintenance of the Sherwood Gas Gathering and Compression System (collectively, the “Real Property Interests”), including those described in Exhibit A-3 and all fixtures, buildings and improvements located on or under such Real Property Interests;

(iv)                              all benefits and rights under permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, waivers, registrations, warrants, franchises and similar rights and privileges that are granted by a Governmental Authority and are necessary for, or are used or held for use solely for or in connection with, the ownership, operation, use or maintenance of the Sherwood Gas Gathering and Compression System, the Personal Property or the Real Property Interests, including the Permits;

(v)                                 all benefits and rights under the contracts or portions thereof identified on Exhibit A-5 as assignable to Buyer by the notation “Yes” or “With Prior Consent” in the “Assignable” column of Exhibit A-5 (collectively, the “Contracts”); provided that no Contract with the notation “With Prior Consent” will be assigned to Buyer under this Agreement unless and until the required consent to assignment has been received;

(vi)                              all technical information, shop rights, designs, plans, manuals, specifications and other proprietary and nonproprietary technology and data solely used in connection with the ownership, operation, use or maintenance of the Sherwood Gas Gathering and Compression System or the Personal Property;

(vii)                           all rights and benefits of the following, in each case relating solely to the Assets: (A) all purchase orders, invoices, storage or warehouse receipts, bills of lading, certificates of title and documents, and (B) all keys, lock combinations, computer access codes and other devices or information necessary to gain entry to or take possession of such Assets;

(viii)                        copies or originals of all tangible, digital or electronic contracts, land, title, engineering, environmental, operating, performance, safety, maintenance, warranty, accounting, and other data, files, documents, instruments, notes, correspondence, papers, ledgers, journals, reports, abstracts, surveys, maps, books, records, designs, plans, blueprints, as-built plans and specifications and system drawings and studies which relate solely to the Assets or which are used or held for use solely in connection with, the ownership, operation, use or maintenance of the Assets; provided, however, such material shall not include (A) any proprietary data that is not solely used in connection with the continued ownership, use or operations of the Assets, (B) any information subject to third Person confidentiality agreements for which a consent or waiver cannot be secured after commercially reasonable efforts with no obligation to spend money, (C) any information which, if disclosed, would violate an attorney-client privilege or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, unless such information is needed for operation of the Sherwood Gas Gathering and Compression System, and the Parties enter a mutually agreeable joint defense agreement related thereto or (D) any information relating solely to the Excluded Assets (collectively, the “Records”); and

(ix)                              the benefits in and rights to enforce all claims, causes of action, indemnities, rights of recovery, rights of set off, rights of recoupment, warranties, covenants, guarantees, and all suretyship agreements (and all proceeds from any of the foregoing) to the extent relating solely to the Assets or the Assumed Liabilities, but excluding any such benefits and rights associated with the Excluded Assets or the Retained Liabilities.

(g)                                  “Assumed Liabilities” means any and all obligations and liabilities, known or unknown, with respect to the Assets or the procurement, construction, installation, ownership, operation, maintenance or use thereof; regardless of whether such obligations or liabilities arose prior to, on or after the Closing other than the Retained Liabilities.

(h)                                 “Authorizations” means any franchise, permit, license, authorization, order, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by any Governmental Authority (i) under any Law, including any Environmental Law, or (ii) under or pursuant to any judgment or material Contract with any such Governmental Authority.

(i)                                     “Bobcat Pipeline” means the approximately [***] miles of high pressure [***] inch diameter pipeline that joins the Pike Fork Pipeline.

(j)                                    “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Denver, Colorado or New York, New York.

(k)                                 “Cap” means an amount equal to [***] percent ([***)]%) of the Purchase Price.

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(l)                                     “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(m)                             “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 12, 2013, by and between Summit Midstream Partners, LLC and Seller.

(n)                                 “Deductible” means an amount equal to [***] percent ([***]%) of the Purchase Price.

(o)                                 “Environment” means soil, sediment, surface water, groundwater, land, subsurface strata, ambient air and natural resources (including flora and fauna).

(p)                                 “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the Closing Date, and all similar Laws as of the Closing Date of any Governmental Authority having jurisdiction over the Assets addressing pollution or protection of the Environment and all regulations implementing the foregoing, and regional, state or local Laws pertaining to oil and natural gas exploration, production, gathering, and processing wastes, the use, maintenance, and closure of pits and impoundments, or the acquisition, withdrawal, consumptive use, reclamation and disposal of water, produced water, and flowback water in connection with, oil and natural gas upstream and midstream activities.

(q)                                 “Environmental Matter” means any Liability (i) resulting from or attributable to the actual or threatened Releases of Hazardous Materials into the Environment or resulting from or attributable to exposure to Hazardous Materials; (ii) arising under Environmental Laws and resulting from or attributable to the generation, manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, transport, or handling of Hazardous Materials; and (c) otherwise arising under or related to Environmental Law.

(r)                                    “Environmental Permit” means any permit, registration, license, certificate, approval, exemption, variance and other authorization required by a Governmental Authority under any Environmental Laws.

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(s)                                   “Excluded Assets” means:

(i)                                     all claims for refunds of, and any loss or credit carry forwards with respect to, any Taxes related to any Pre-Closing Period;

(ii)                                  all work product of Seller’s or its Affiliates’ attorneys relating to the negotiation and consummation of the transactions contemplated hereby;

(iii)                               the Sherwood Processing Facility and all control systems related thereto and the meter on the Zinnia Pipeline located at the Sherwood Processing Facility and any other contracts, properties and assets downstream of the Sherwood Processing Facility;

(iv)                              the Sherwood compression station, and all facilities related thereto, located within the Sherwood Processing Facility, but subject to the rights granted pursuant to the Interconnect Agreement;

(v)                                 all proceeds, claims and rights arising prior to the Closing under any insurance policies covering the Assets;

(vi)                              the rights reserved by Seller pursuant to Letter Agreement;

(vii)                           any hedging agreement, including any derivative, swap, option, future, put, call, floor, cap, collar, master agreement or other contract intended to hedge a commodity or interest rate, associated with or encumbering the Assets;

(viii)                        any and all rights, causes of action and defenses against third Persons relating to any of the Excluded Assets and arising at any time; and

(ix)                              all rights and benefits with respect to the Antero Construction Reimbursements and Antero Gathering Fee Increases.

(t)                                    [***].

(u)                                 “Gas” means all hydrocarbon and non-hydrocarbon substances produced from gas or oil wells in a gaseous state.

(v)                                 “Governmental Authority” means (i) national, state, county, municipal, or local government (whether domestic or foreign) and any political subdivision thereof, (ii) any court or administrative tribunal, (iii) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

zoning authority, or state public utility commission, or any comparable authority), (iv) any non-governmental agency, tribunal or entity that is properly vested by a governmental authority with applicable jurisdiction, or (v) any arbitrator.

(w)                               “Hazardous Materials” means any substance regulated, listed or defined under any applicable Environmental Law, including any: (i) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “chemical substance,” “toxic pollutant,” “contaminant” or “pollutant”; (ii) hydrocarbons, petroleum, petrochemical or petroleum products, petroleum substances, NGL, condensate, natural gas, crude oil or any components, fractionations or derivatives thereof; (iii) oil and gas exploration and production wastes, including produced and flow back waters; and (iv) asbestos containing materials, mercury, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.

(x)                                 “Income Taxes” means any income, franchise and similar Taxes.

(y)                                 “Laws” all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions, decrees, requirements, judgments and codes of Governmental Authorities, including obligations arising under the common law.

(z)                                  “Liabilities” means liabilities and obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, including all debts, losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, demands, damages, and reasonable attorneys’, accountants’ and other similar fees and expenses and reasonable expenses of investigating, defending and prosecuting litigation, excluding any liabilities, costs and expenses arising out of or based upon the employment of any employee of Seller.

(aa)                          “Lien” means any mortgage, pledge, deed of trust, hypothecation, security interest, lien, charge, option, warranty, purchase right, right of first refusal, contractual right to sell, assign or otherwise dispose of its interest in any Material Real Property Locations, or any interest therein, assignment, assessment or encumbrance of any kind, whether voluntary or imposed by Law, and any agreement to give any of the foregoing; provided, however, that “Lien” shall not include any Real Property Consent or Miscellaneous Consent.

(bb)                          “Loss” or “Losses” means any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, costs, Liabilities, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.

(cc)                            “Marketable Title” means good, valid and marketable title based upon instruments of record, which title is free and clear from any Liens other than Permitted Encumbrances, and would be accepted by a reasonably prudent purchaser of similar assets in Doddridge County, West Virginia.

(dd)                          “Material Contract” means any contract of one or more of the following types to which Seller or its Affiliates is a party and the Assets are subject to or bound:

(i)                                     involves obligations of, or payments to or from, Seller in excess of [***];

(ii)                                  relates to the gathering, processing, compression, blending, treating, dehydration, measurement, balancing or transportation, storage, marketing, sale or purchase of natural gas, NGLs or other hydrocarbons, or the products therefrom, or the provision of services related thereto;

(iii)                               constitutes a pipeline interconnect agreement or facility operating agreement, or covers the provision of services related thereto;

(iv)                              restricts Seller from freely engaging in any business or competing anywhere;

(v)                                 constitutes a partnership agreement, joint venture agreement or similar agreement;

(vi)                              any outstanding futures, swap, collar, put, call, floor, cap, option, hedging, forward sale or other derivative Contract involving natural gas or other commodity sales or trading;

(vii)                           any contract evidencing indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, agreements concerning long and short-term debt, together with all security agreements or other lien documents related to or binding on the Assets;

(viii)                        contains a preferential purchase right, consent to assignments, right of first refusal or similar right;

(ix)                              any contract with any Affiliate of Seller; or

(x)                                 any contract, not referred to above, that is material to the ownership or operation of the Assets.

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(ee)                            “Middle Point Compressor Station” means the 11,700 horsepower compressor station located at the beginning of the Middle Point Pipeline.

(ff)                              “Middle Point Pipeline” means the approximately 6.3 miles of high pressure 12 inch diameter pipeline that feeds into the Zinnia Pipeline.

(gg)                            “Miscellaneous Consents” means any notice to, consent of, or filing with any Governmental Authority relating to any Permits, including any Environmental Permits, that are required in connection with the ownership and operation of the Assets that are customarily obtained post-closing.

(hh)                          “NGL” means propane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes and any other liquid hydrocarbon or any mixtures thereof, including incidental methane and incidental ethane, but excluding liquefied methane.

(ii)                                  “Permitted Encumbrance” means, with respect to an Asset, any or all of the following:

(i)                                     Liens for current period property Taxes not yet due and payable, or if due and payable, being contested in good faith by appropriate action;

(ii)                                  mechanic’s, materialmen’s, repairmen’s, employee’s, contractor’s, operator’s or other similar Liens or charges arising in the ordinary course of business for amounts not yet due (including any amounts being withheld as provided by Law);

(iii)                               any Liens affecting the Assets that are discharged at or prior to Closing;

(iv)                              pipeline, utility and similar easements, all rights of any Governmental Authority to regulate the Assets, immaterial defects and irregularities in title, and other Liens that, singularly and in the aggregate, will not materially interfere with the ownership, use, operation, replacement, repair or maintenance of the Assets;

(v)                                 the terms and conditions of the Permits listed on Exhibit A-4 and the Contracts listed on Exhibit A-5;

(vi)                              the items set forth in Section 12.1(ii)(vi) of the Disclosure Schedule;

(vii)                           Miscellaneous Consents; and

(viii)                        (a) the rights of lessors and lessees under Leases executed in the ordinary course of business but only to the extent that they do not materially adversely affect the value of the rights attributed to such Asset to which such matters relate or materially interfere with the ownership, use or operation of such agreement in any event, do not prevent or prohibit the exercise of the rights granted by such agreement as currently used or as otherwise necessary for the conduct of the business by Seller relating to such agreement as presently conducted, and are of a type customarily included such Leases, and (b) the rights of licensors and licensees under licenses executed in the ordinary course of business and which rights are of a type customarily included within licenses.

(jj)                                “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(kk)                          “Pike Fork Pipeline” means the approximately 15.8 miles of high pressure 12-16 inch diameter pipeline that gathers rich Gas to the Sherwood Processing Facility from Northern and Northeastern Doddridge County, West Virginia.

(ll)                                  “Pipeline” means collectively the Zinnia Pipeline, Middle Point Pipeline, Pike Fork Pipeline and Bobcat Pipeline.

(mm)                  “Pre-Closing Period” means, with respect to the Assets, any Tax period ending on or prior to the Closing Date.

(nn)                          “Proceeding” means any action, suit, claim, demand, investigation or other judicial or administrative proceeding, at law or in equity, or any arbitration or other dispute resolution, before or by any Governmental Authority, or any order, judgment, decree, injunction, award or ruling issued thereunder.

(oo)                          “Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the Environment.

(pp)                          “Retained Liabilities” means any and all obligations and liabilities relating to (i) any act or omission by Seller involving or relating to the Excluded Assets or any other assets excluded from the Assets pursuant to the terms hereof, (ii) the Proceedings, if any, set forth on Section 2.7 of the Disclosure Schedule and any other Proceedings existing as of the Closing and involving the Assets (including the [***]), (iii) any claim for personal injury or death relating to the Assets and arising out of any event occurring prior to the Closing, (iv) any fines or penalties incurred by Seller due to a violation by Seller of any Law (including with respect to the [***]), (v) the completion of the construction of the Middle Point Compressor Station in accordance with Seller’s existing specifications, and (vi) any and all Seller Taxes.

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(qq)                          “Rights-of-Way” means easements, licenses, rights-of-way, surface rights grants, instruments creating an interest in real property, and other similar real estate interests.

(rr)                                “Seller Material Adverse Effect” means, (i) with respect to Seller, any event, circumstance or condition materially impairing Seller’s authority, right or ability to consummate the transactions contemplated by this Agreement or documents executed in connection herewith; or, (ii) with respect to the Assets, any change in, or effect on, the Assets that is materially adverse to the operations, or physical condition of the Assets or revenues or liabilities associated with the Assets (as compared to the operations or physical condition of the Assets or revenues or liabilities associated with the Assets on the date of this Agreement), taken as a whole; provided, however, that none of the following shall be taken into account for purposes of determining whether or not a Seller Material Adverse Effect has occurred: (A) changes or effects generally affecting the international, national, regional or local economic, market, financial, credit or political conditions in the area in which the Assets are located, the United States or worldwide, or any terrorism or outbreak of hostilities or war (other than terrorism or outbreaks of hostilities or war that directly affect the Assets) , (B) changes or effects generally affecting the international, national, regional or local energy industry, (C) any change or effect generally affecting the natural gas gathering, transportation or processing industries, or resulting from markets for fuel or other raw materials, feedstock or commodities used, gathered, transported, produced or sold at or by the Assets, (D) changes in the prices of hydrocarbons, (E) natural declines in well performance, (F) orders or actions of any Governmental Authority or changes in Law or the interpretation thereof or changes in GAAP or the interpretation thereof, in each case, after the date hereof, (G) actions taken or omitted to be taken by or with the consent of Buyer or its Affiliates, (H) actions or agreements contemplated by this Agreement or referred to in the Exhibits or Schedules, (I) except for purposes of the representation set forth in Section 2.3(a), the announcement or pendency of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby, (J) changes which are cured (including by the payment of money) before the earlier of the Closing or the termination of this Agreement under Article IX, and (K) changes in the value of Buyer’s securities resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement.  Any determination as to whether any event, circumstance or condition has a Seller Material Adverse Effect shall be made only after taking into account all effective indemnifications with respect to such event, circumstance or condition.

(ss)                              “Seller Taxes” means any (A) Income Taxes imposed on Seller, any of its direct or indirect owners, or any combined, unitary or consolidated group of which Seller is or was a member, (B) Taxes allocable to Seller pursuant to Section 6.2, and (C) Taxes imposed on or with respect to any Excluded Asset.

(tt)                                “Sherwood Gas Gathering and Compression System” means the gas gathering and compression system described on Exhibit A-1, including the Zinnia Pipeline, Middle Point Pipeline, Pike Fork Pipeline, Bobcat Pipeline, Middle Point Compressor Station and Zinnia Compressor Station.

(uu)                          “Sherwood Processing Facility” means a natural gas processing complex in Doddridge County, West Virginia.

(vv)                          [***].

(ww)                      “Straddle Period” means any Tax period that begins before and ends after the Closing Date.

(xx)                          “Tax” or “Taxes” means (a) all taxes and similar governmental charges, imposts, levies, fees, unclaimed property and escheat obligations, and assessments imposed by any Governmental Authority, however denominated (including, but not limited to, income taxes, business asset taxes, franchise taxes, net worth taxes, capital taxes, estimated taxes, withholding taxes, use taxes, gross, modified gross or net receipts taxes, sales taxes, transfer taxes or fees, excise taxes, real and personal property taxes, ad valorem taxes, value added taxes, payroll related taxes, employment taxes, unemployment insurance taxes, social security taxes, minimum taxes, and import duties and other obligations of the same or a similar nature), together with any related liabilities, penalties, fines, additions to tax or interest thereon and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

(yy)                          “Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

(zz)                            “Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes, including any attachment thereto or amendment thereof.

(aaa)                   “Tichenal Compressor Station” means the Crestwood-owned compressor station at the origin point of the Zinnia Pipeline.

(bbb)                   “Zinnia Compressor Station” means the 9,360 horsepower compressor station located along the Zinnia Pipeline.

(ccc)                      “Zinnia Pipeline” means the approximately 16 miles of high pressure 16 inch pipeline that travels from the Tichenal Compressor Station to the Sherwood Processing Facility.

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C.

By:
Name:
Title:

SUMMIT MIDSTREAM PARTNERS, LP

By:	Summit Midstream GP, LLC, its general partner

By:
	Name:	Steven J. Newby
	Title:	President & Chief Executive Officer

Exhibit A-1

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Sherwood Gas Gathering and Compression System

The Sherwood Gas Gathering and Compression System is comprised of the Zinnia Pipeline, the Middle Point Pipeline, the Pike Fork Pipeline and the Bobcat Pipeline as well as two compressor stations: the Middle Point Compressor Station and the Zinnia Compressor Station, as further detailed in the following map.  For the avoidance of doubt, the Sherwood Processing Facility depicted on the map as the “Sherwood Plant” is shown for reference purposes only and will not be included in the Sherwood Gas Gathering and Compression System.

[***]

Exhibit A-2

PERSONAL PROPERTY

Zinnia Assets
1.	Zinnia CS Phase 1 - Flare Scrubber
2.	Zinnia CS Phase 1 - Pre Dehy Filter Separators (x2)
3.	Zinnia CS Phase 1 - Inlet Separator
4.	Zinnia CS Phase 1 - Reboiler
5.	Zinnia CS Phase 1 - Sand Filter
6.	Zinnia CS Phase 1 - Contactor
7.	Zinnia CS Phase 1 - Fuel Gas Scrubber
8.	Zinnia CS Phase 1 - Gun Barrel Tank
9.	Zinnia CS Phase 1 - Condensate Tank
10.	Zinnia CS Phase 1 - VRU
11.	Zinnia CS Phase 1 - Discharge Meter
12.	Zinnia CS Phase 1 - MCC Building & Pannels
13.	Zinnia CS Phase 1 - Discharge Separator
14.	Zinnia CS Phase I - Compressor #2 3608 F38882 12129
15.	Zinnia CS Phase I - Compressor #3 3608 F39084 12131
16.	Zinnia CS Phase I - Compressor #4 3608 F39032 12130
17.	Zinnia CS Phase I - Compressor #1 3608 F38671 12128
18.	Dehy Unit
19.	Regen Drip Tank
20.	Filter Separators (x2)
21.	Instrument Air Compressors (x2)
22.	Air Receivers (x3)
23.	Instrument Air Building
24.	Saltwater Tanks (x3) (400 bbl)
25.	ESD Valves (3)
26.	Dew Point Meter
27.	Coalescer Filter
28.	Glycol Scrubber
29.	UPS
30.	Glycol Tank
31.	Methane Tanks (x2) (550 Gal.)
32.	2 - 1,500 Gal. Tanks
33.	2 - 550 Gal. Tanks
34.	PCV’s (x5)
35.	Slug Catcher
36.	Launcher & Receivers
37.	Delta V Cabinet

38.	Fuel Tank
39.	Oil Day Tanks (x2)
40.	Natural Gas Generators (x2)

Middle Point Assets
41.	Middle Point CS Phase I - Fuel Gas Meter
42.	Middle Point CS Phase I - Inlet Separator
43.	Middle Point CS Phase I - Discharge Separator
44.	Middle Point CS Phase I - Contactor
45.	Middle Point CS Phase I - Pre-Dehy Filter/Separators (x2)
46.	Middle Point CS Phase I - Flare Scrubber
47.	Middle Point CS Phase I - Discharge Meters (x2)
48.	Middle Point CS Phase I - Gun Barrel Tank
49.	Middle Point CS Phase I - Reboiler
50.	Middle Point CS Phase I - VRU
51.	Middle Point CS Phase I - MCC Building and Panels
52.	Middle Point CS Phase I - Condensate Tanks (x2)
53.	Middle Point CS Phase I - Fuel Gas Scrubber
54.	Middle Point CS Phase I - Compressor 2 of 4
55.	Middle Point CS Phase I - Compressor 3 of 4
56.	Middle Point CS Phase I - Compressor 4 of 4
57.	Middle Point CS Phase I - Compressor 1 of 4
58.	Middle Point CS - Compressor 3608 #5
59.	Dehy Unit
60.	Regen Drip Tank
61.	Glycol Tank
62.	Dewpoint Meter
63.	Launchers and Receivers
64.	ESD Valves (5)
65.	Glycol Separator
66.	Contactor
67.	Coalescer Filter
68.	Slug Catcher
69.	PCV’s (6)
70.	Sump Tank - 1 Underground
71.	Fuel Tank
72.	Waste Oil Tank (2,000 Gal.)
73.	Antifreeze Tank (2,000 Gal.)
74.	Slop Tank (1,500 Gal.)
75.	Instrument Air Receivers (x3)
76.	Methanol Tanks (x2) (520 Gal. Each)
77.	Instrument Air Compressors (x2)

78.	Instrument Air Building
79.	Saltwater Tanks (x2) (400 bbl)
80.	UPS
81.	Delta V Cabinet
82.	Oil Day Tanks (x2)
83.	Natural Gas Generators (x2)

Other Assets
84.	Tichenal CS to Serwood Plant Pipeline
85.	Bobcat HP to Pike Fork Gathering Pipeline
86.	Middle Point CS to Tichenal/Zinnia Gathering Pipeline
87.	Pike Fork Gathering Pipeline to Sherwood

Exhibit A-3

Real Property Interests

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

[***]

EXHIBIT A-4

PERMITS

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

[***]

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A-5

Contracts

1.              Gas Gathering and Compression Agreement, dated April 16, 2012, between MarkWest Liberty Midstream & Resources, L.L.C. and Antero Resources Appalachian Corporation

2.              Master Joint Use and Maintenance Agreement, dated May 1, 2012, between MarkWest Liberty Midstream & Resources, L.L.C. and Antero Resources Appalachian Corporation

Exhibit B

FORM OF INTERCONNECTION AGREEMENT

This Interconnection Agreement (“Agreement”) is made and entered into as of June 21, 2013 by and between MarkWest Liberty Midstream & Resources, L.L.C. (“MarkWest”), a Delaware limited liability company, and Summit Midstream Partners, LP (“Gatherer”), a Delaware limited partnership. MarkWest and Gatherer at times may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A.                                    MarkWest and Gatherer are parties to that certain Purchase and Sale Agreement dated as of June 4, 2013 (as amended from time to time, the “Purchase Agreement”), pursuant to which Gatherer is purchasing from MarkWest certain Assets (as defined in the Purchase Agreement) consisting of natural gas gathering and compression facilities and associated property interests in and around Doddridge County, West Virginia (the “Gathering System”).

B.                                    MarkWest owns and operates a natural gas processing complex in Doddridge County, West Virginia referred to as the “Sherwood Plant”.

C.                                    The Sherwood Plant is connected to the Gathering System at the point described herein so as to permit the delivery of Gas from the Gathering System to the Sherwood Plant (such interconnection, an “Interconnection”).

D.                                    The Parties desire to enter into this Agreement to provide for the operation of the Interconnections.

E.                                     The execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

DESCRIPTION OF INTERCONNECTION

1.1                               Location.  The Interconnection is located at the following points:

[to be inserted in final execution form]

1.2                               Description.  The Interconnection consists of Gatherer’s Connection Facilities and MarkWest’s Connection Facilities, as both are defined below (individually and collectively the “Connection Facilities”), that allow the receipt of Gas from Gatherer into the Sherwood Plant in accordance with this Agreement.  As used herein, the “Interconnection Points” for the Interconnection means the locations as described in 1.1 and additional locations for future expansion of the Gathering System as mutually agreed by the Parties.

1.3                               Definitions.  Capitalized terms used but not otherwise defined herein shall have the meaning set forth below:

A.                                    “Btu.”  A British Thermal Unit, which is the quantity of heat required to raise the temperature of one (1) pound avoirdupois of pure water from fifty-eight and five tenths degrees Fahrenheit (58.5°F) to fifty-nine and five tenths degrees Fahrenheit (59.5°F) at a pressure of fourteen and six hundred ninety-six thousandths pounds per square inch absolute (14.696 psia).

B.                                    “Business Day.”  Any day other than Saturday, Sunday or a legal holiday in the State of West Virginia.

C.                                    “Connection Facilities.”  As defined in Section 1.2.

D.                                    “Custody Transfer Facilities.”  For the Interconnection, the custody transfer measurement facilities described in Exhibit A attached hereto.

E.                                     “Gas.”  All hydrocarbon and non-hydrocarbon substances produced from gas and/or oil wells in a gaseous state at the relevant receipt point.

F.                                      “Government and Industry Standards.”  All applicable federal, state, and local laws, rules, regulations and ordinances, and sound and prudent natural gas industry standards and practices.

G.                                    “GPM.”  The number of gallons of Plant Products per 1,000 Mcf of Gas.

H.                                   “Gross Heating Value.”  The number of Btus produced by the combustion, on a dry basis and at a constant pressure, of the amount of Gas which would occupy a volume of 1 cubic foot at a temperature of 60°F and at a pressure of        psia, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state. Hydrogen sulfide shall be deemed to have no heating value.

I.                                        “Interconnection.”  As defined in the recitals to this Agreement.

J.                                        “Interconnection Points.”  As defined in Section 1.2.

K.                                   “Mcf.”  1,000 cubic feet of Gas, measured at Standard Base Conditions.

L.                                     “MMBtu.”  1,000,000 Btus.

M.                                 “MMcf.”  1,000,000 cubic feet of Gas, measured at Standard Base Conditions.

N.                                    “Pike Fork Lateral.”  That certain high pressure natural gas gathering pipeline that is part of the Gathering System that is referred to as the “Pike Fork Pipeline” and that, as of the date of this Agreement, gathers Gas from northern and northeastern Doddridge County, West Virginia to the Sherwood Plant.

2

O.                                    “Plant Products.”  Propane, iso-butane, normal butane, iso-pentane, normal pentane, hexanes plus, any other liquid hydrocarbon product except for a liquefied methane product, or any mixtures thereof, and any incidental methane and incidental ethane included in any Plant Products, which are separated, extracted, recovered or condensed, and saved, from Gas processed in the Sherwood Plant.  After the date on which MarkWest commences recovering ethane in the Sherwood Plant as a purity product, ethane will also be considered a Plant Product.

P.                                      “Processing Customer.”  Any person or entity delivering Gas to the Sherwood Plant for processing through the Gathering System.

Q.                                    “Purchase Agreement.”  As defined in the recitals to this Agreement.

R.                                    “Sherwood Plant.”  As defined in the recitals to this Agreement.

S.                                      “Standard Base Conditions.”  A pressure of fourteen and seventy three hundredths pounds per square inch absolute (14.73 psia) at a temperature of sixty degrees Fahrenheit (60°F).

T.                                     “Thermal Content.”  For Gas, the product of the measured volume in Mcfs multiplied by the Gross Heating Value per Mcf, adjusted to the same pressure base and expressed in MMBtus; and for a liquid, the product of the measured volume in gallons multiplied by the gross heating value per gallon determined in accordance with the GPA 2145-09 Table of Physical Properties for Hydrocarbons and GPA 8173 Method for converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes, in each case as revised from time to time.

U.                                    “Zinnia Compressor Station.”  That certain natural gas compressor station that is located along the Zinnia Lateral.

V.                                    “Zinnia Lateral.”  That certain high pressure natural gas gathering pipeline that is part of the Gathering System that is referred to as the “Zinnia Pipeline” and that, as of the date of this Agreement, runs from the Zinnia Compressor Station to the Sherwood Plant.

ARTICLE II

DESIGN, CONSTRUCTION, INSPECTION AND OPERATION

2.1                               Gatherer’s Connection Facilities.  Gatherer shall, at Gatherer’s expense, operate, repair and maintain Gatherer’s Connection Facilities in accordance with this Agreement (including any specifications set forth in Exhibit A attached hereto) and Government and Industry Standards.  As used herein, “Gatherer’s Connection Facilities” consist of the following items, as further described in Exhibit A (Exhibit A, and associated detail, and pictures one through nine [1-9], eleven [11] pages in all) attached hereto.

A.                                    All pipelines from any of the main segments of the Gathering System to the inlet of MarkWest’s Connection Facilities.

3

B.                                    The flange on the upstream side of the control valves listed in Section 1.1 at the Interconnection Points.

C.                                    The launcher and receiver facilities associated with the gathering system pipelines located upstream of the flange referenced in Section 2.1(B) above.

2.2                               MarkWest’s Connection Facilities.  MarkWest shall, at MarkWest’s expense, operate, repair and maintain MarkWest’s Connection Facilities in accordance with this Agreement (including any specifications set forth in Exhibit A attached hereto) and Government and Industry Standards.  As used herein, “MarkWest’s Connection Facilities” consist of the following items, as further described in Exhibit A attached hereto.

A.                                    Physical interconnection of the Gatherer’s Connection Facilities and the Sherwood Plant in the form of the flange on the downstream side of the control valves listed in 1.1 at the Interconnection Points.

B.                                    Custody Transfer Facilities.

2.3                               Disconnection.  MarkWest shall have the right, at Gatherer’s expense, to immediately disconnect MarkWest’s Connection Facilities from Gatherer’s Connection Facilities if MarkWest determines, in good faith, that Gatherer has failed to operate or maintain Gatherer’s Connection Facilities in accordance with this Agreement and such failure adversely affects (x) the safety, integrity or operation of MarkWest’s Connection Facilities or the Sherwood Plant, (y) the delivery of Gas to the Sherwood Plant or to other redelivery points that may be applicable from time to time, or (z) the Gas of third parties.

2.5                               Ownership.  Gatherer shall own Gatherer’s Connection Facilities and MarkWest shall own MarkWest’s Connection Facilities.

ARTICLE III

PERMITS, LAND RIGHTS, LICENSES, AND LIENS

3.1                               Land Rights.  Except as expressly set forth in this Section 3.1., each Party shall be responsible for obtaining, as applicable, all surface leases, rights-of-way, and easements required for the construction, installation, ownership, use, operation, maintenance, repair, service, improvement, inspection, replacement and removal of each Party’s Connection Facilities (“Land Rights”).

A.                                    MarkWest hereby grants to Gatherer, at no cost to Gatherer, joint and non-exclusive use of that certain area on the Sherwood Plant Site identified in Exhibit A attached hereto where a portion of Gatherer’s Connection Facilities are located as of the date of this Agreement (the “Applicable Gatherer’s Connection Facilities”), for the purpose of operating and maintaining the Applicable Gatherer’s Connection Facilities and for no other purposes.  The rights granted herein include the reasonable right to ingress and egress over existing roads for the sole purpose of operating and maintaining the Applicable Gatherer’s Connection Facilities.  Access to the site shall:

•                  Be coordinated with site security and/or on-shift operations personnel

4

•                  Require personal protective equipment that, at a minimum, conforms to MarkWest’s safety standards

•                  Require successful completion of any applicable site specific safety and emergency training

•                  May be limited or denied, temporarily, by MarkWest, acting in good faith.

MarkWest retains the right, acting in good faith and in its sole discretion, to bar or require the removal of any individual from the Sherwood Plant, including but not limited to employees of Gatherer or of a contractor or subcontractor for Gatherer.

B.                                    The rights granted by MarkWest to Gatherer under this Section 3.1 to utilize a portion of the Sherwood Plant Site shall be subject to all easements, rights of way, liens, security interests and encumbrances, whether of record or visible on the premises.  In the performance of Gatherer’s obligations under this Agreement with respect to the Applicable Gatherer’s Connection Facilities, Gatherer shall not materially conflict with or interfere with MarkWest’s current or future operations or use of the Sherwood Plant site and, while on MarkWest’s property, Gatherer shall comply with MarkWest’s reasonable safety and security procedures.

3.2                               Permits.  Each Party shall be responsible for obtaining or maintaining, as applicable, all local, state, and federal permits required for the construction, installation and operation of its Connection Facilities, including, but not limited to, environmental permits and clearances.

3.3                               Contractor Licenses.  Each Party shall be responsible for ensuring that all contractors and/or subcontractors who perform work for such Party under this Agreement are in compliance with and have all applicable licenses required by local, state and federal authorities and perform such work in compliance with this Agreement.

3.4                               Liens.  Each Party (herein referred to as the “First Party”) agrees to promptly notify the other Party of the filing of any claims or liens (including, without limitation, laborer’s, materialman’s and mechanic’s liens upon the other Party’s property upon which the work performed hereunder is located) arising out of the services, labor and material furnished by the First Party or its contractors or subcontractors under this Agreement.  The other Party, upon receipt of notice of the filing of any such liens, may at its option require the First Party to furnish a bond in an amount and with such sureties as may be approved by the other Party, conditioned to indemnify and save harmless the other Party from all such liens.  In the event the First Party fails or refuses to furnish such bond when so required, the other Party shall have the right to pay any such sums necessary to obtain the release of such liens and to bill the costs to the First Party, with interest at the lesser of the prime rate published in the Wall Street Journal “Money Rates” column or the maximum rate permitted by law.

A.                                    Without limiting the generality of the foregoing, Gatherer shall not permit or grant any liens, claims, security interests or encumbrances of any kind or nature on MarkWest’s property on which the Applicable Gatherer’s Connection Facilities are located.

5

ARTICLE IV

TERM AND ABANDONMENT

4.1                               Term.  Unless earlier terminated pursuant to the terms hereof, this Agreement will be effective as of the date first written above and will continue in force and effect unless and until terminated by MarkWest upon (30) days prior written notice following (i) the termination or expiration of all processing agreements between MarkWest and one or more third parties for the processing of Gas that is gathered through the Interconnection Points or (ii) the disconnection of MarkWest’s Connection Facilities from Gatherer’s Connection Facilities pursuant to this Agreement.  Notwithstanding the above, the indemnification provisions and payment obligations set forth in this Agreement will survive any termination of this Agreement.

4.2                               Abandonment.  Upon the termination of this Agreement, and subject to all regulatory requirements, each Party shall be responsible for the abandonment and removal of its own Connection Facilities at such Party’s sole cost, risk, and expense.  Each Party shall notify the other Party at least 90 days prior to the abandonment or removal of its Connection Facilities.  Any removal of Connection Facilities by either Party must be undertaken in accordance with Government and Industry Standards and MarkWest’s specifications, which shall be commercially reasonable in light of the facts and circumstances that exist at the time.

ARTICLE V

MEASUREMENT AND TESTING

5.1                               Responsibility for Measurement and Custody Transfer.  MarkWest shall be responsible for the measurement and custody transfer of the Gas at the Interconnection.

5.2                               Measurement and Testing Standards.  Gas shall be measured by MarkWest at the Interconnection Points.  All measurement procedures shall conform to applicable GPA standards for measurement. The measurement and the composition of the gas shall be made in accordance with the following:

A.                                    MarkWest shall install, operate and maintain, or cause to be installed, operated and maintained, suitable meter or meters and/or other necessary equipment for the purpose of measuring, with such measurement to conform to the AGA-3 standard (or AGA Standard as applicable for the type of measurement utilized), as revised from time to time, the volume, heating value and composition of Gas at the Interconnection Points.  Each measurement by MarkWest shall be made in accordance with the applicable American Gas Association Gas Measurement Committee standards or any revision thereof.  The measured volume and Btu content, as measured by MarkWest, shall be calculated at Standard Base Conditions.

B.                                    The accuracy of MarkWest’s measuring equipment shall be verified by tests using means and methods generally acceptable in the gas industry, at least quarterly.  Measuring equipment found to be registering inaccurately shall be adjusted to read as accurately as possible.  MarkWest shall give Gatherer five (5) Business Days notice of upcoming tests.  If Gatherer fails to have a representative present, the results of the test shall nevertheless be considered valid until the next test.  MarkWest shall, upon written request of Gatherer, conduct a test of MarkWest’s measuring equipment, provided that in no event shall MarkWest be required to test its equipment more frequently than once a month.  All tests of such measuring equipment shall be made at MarkWest’s expense, except that Gatherer

6

shall bear the expense of tests made at its request if the inaccuracy is found to be less than two percent (2%).

C.                                    If, for any reason, any measuring equipment is inoperative or inaccurate by more than one percent (1.0%) in the measurement of Gas, then the volume of Gas delivered during the period of such inaccuracy shall be determined on the basis of the best data available using the first of the following methods which is feasible:

1.                                      By using the registration of any check measuring equipment installed and accurately registering; or

2.                                      By using a percentage factor to correct the error if the percentage of error is ascertainable by calibration, test, or mathematical calculations; or

3.                                      By comparing deliveries made during preceding periods under similar delivery conditions when the meter was registering accurately.

D.                                    An adjustment based on such determination shall be made for such period of inaccuracy as may be definitely known, or if not known, then for one half the period since the date of the last meter test, but in no event shall any adjustment result in a reallocation of shrinkage or Plant Products to extend back beyond six (6) months from the date the error was first made known by one Party hereunder to the other.

E.                                     Each Party shall have the right to inspect the other Party’s equipment, charts, and other measurement or test data during business hours; but the reading, calibration, and adjustment of such equipment and changing of charts shall be done by the Party installing and furnishing same.  Unless the Parties otherwise agree, each Party shall preserve all its original test data, charts, and other similar records for a period of at least two (2) years.

F.                                      MarkWest shall use gas chromatographs of samples of the Gas at the Receipt Point, which samples shall be analyzed by MarkWest in accordance with applicable industry standards.  All analyses shall determine the composition of the Gas by component in mole percent, Plant Product(s) content in GPM, Thermal Content, and specific gravity, all by means of chromatographic methods.

ARTICLE VI

QUALITY

6.1                               Quality.  As measured at the Interconnection Points, Gas delivered by Gatherer shall be of a quality that, after processing in the Sherwood Plant as it then currently exists, meets the quality specifications of pipelines receiving Gas at the redelivery point(s) downstream of the Sherwood Plant, as in effect from time to time, and as such specifications may have been waived or grandfathered by such pipelines; provided that the water content of Gas delivered by Gatherer to the Interconnection Points shall not exceed        pounds per MMcf.  Gas delivered by Gatherer to the Interconnection Points with a water content less than or equal to          pounds per MMcf shall be considered to be dry for purposes of measurement and the calculation of Gross Heating Value.  Additionally, at each Interconnection Points, Gas delivered by Gatherer shall:

7

A.                                    be commercially free from dust, sand, gum, gum forming constituents, diluent, and other liquids and solids;

B.                                    have a Gross Heating Value of not less than        Btu per Cubic Foot, unless mutually agreed upon;

C.                                    not contain more than 1 grain of hydrogen sulfide per        Cubic Feet of Gas;

D.                                    not contain more than       % by volume carbon dioxide; and

E.                                     be commercially free of liquid hydrocarbons, free water, and condensed water and other liquids.

6.2                               If Gas tendered by Gatherer should fail to meet any one or more of the above specifications from time to time, then:

A.                                    MarkWest may take receipt of the non-conforming Gas, and that receipt shall not be construed as a waiver or change of standards for future Gas volumes; or

B.                                    MarkWest may, at its sole discretion and without liability to Gatherer, cease receiving the non-conforming Gas from Gatherer, and shall notify Gatherer that it will cease receiving the non-conforming Gas.

If the Gas as delivered contains contaminants not in conformance with the specifications in Article 6, then as between the Parties, Gatherer shall be responsible for, and shall reimburse MarkWest for all direct damages and any reasonable incurred costs and expenses resulting therefrom.

6.3                               Notwithstanding Section 6.2, if Gas from Gatherer conforms to all specifications required by this Article 6 other than hydrocarbon dew point and/or Gross Heating Value, MarkWest shall use commercially reasonable efforts to accept such Gas and to blend and commingle such Gas with other Gas in the Pipeline so that it meets the applicable specifications, provided that MarkWest shall not be required to accept and to blend or commingle such Gas to the extent that MarkWest determines, in good faith, that the acceptance, blending or commingling of such Gas is reasonably likely to (i) adversely affect (x) the safety, integrity or operation of MarkWest’s Connection Facilities, the Sherwood Plant or facilities downstream therefrom, (y) the delivery of Gas to redelivery points downstream of the Sherwood Plant that may be applicable from time to time, or (z) the Gas of third parties, or (ii) otherwise result in economic harm to third parties using the Sherwood Plant or facilities downstream therefrom.

ARTICLE VII

DELIVERIES, PRESSURE AND QUANTITY

7.1                               Delivery Pressure.  Gatherer shall deliver Gas to MarkWest at the Interconnection at the prevailing pressures as they exist from time to time.

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7.2                               Quantity.  The maximum daily deliveries of Gas by Gatherer to the Interconnection Points shall not exceed any contractual maximums applicable to Sherwood Plant deliveries related to shippers on the Gathering System, unless mutually agreed by the Parties.

A.                                    During any period in which (i) all or any portion of the Sherwood Plant or any facilities downstream therefrom is shut down or has reduced capacity, whether due to mechanical failure, maintenance or repairs, operating conditions outside of the design parameters of the Sherwood Plant or such downstream facilities, Force Majeure, or any constraint or condition involving any facilities downstream of the Sherwood Plant; or (ii) the Gas available for receipt at all receipt points (including the Interconnection Points) at the Sherwood Plant exceeds the capacity thereof; or (iii) MarkWest determines reasonably and in good faith that the operation of all or any portion of the Sherwood Plant or any facilities downstream therefrom will cause injury or harm to persons or property or to the integrity of the Sherwood Plant or such downstream facilities, the receipt and delivery of Gas at the Interconnection Points may be curtailed.

B.                                    Notwithstanding any provision in this Agreement to the contrary, MarkWest may, at any time and from time to time in its sole discretion, allocate available capacity in the Sherwood Plant and facilities downstream therefrom consistent with MarkWest’s Gas processing agreements relating to the Sherwood Plant.

7.3                               Uniform Deliveries.  Gatherer shall deliver Gas to MarkWest at the Interconnection Points at a reasonably uniform rate of flow.  Each Party will provide prompt notice to the other Party of any events that would cause deliveries to or receipts from an Interconnection Points to be curtailed or interrupted.

7.4                               Processing Service.  The execution of this Agreement does not authorize or set forth the terms and conditions of processing services by MarkWest at the Sherwood Plant.  Processing services at the Sherwood Plant will only be rendered after the execution of appropriate agreements with MarkWest for the processing of Gas, the exchange of Plant Products for fractionated products and the marketing thereof.  Gatherer will not deliver any Gas to the Interconnection that is not subject to such agreements with MarkWest for the Sherwood Plant.

ARTICLE VIII

ALLOCATION TO GATHERER’S RECEIPT POINTS; IMBALANCES

8.1                               Information Required for Allocations.  At any time and from time to time during which MarkWest is requested or required, by one or more Processing Customers, to allocate condensate, Plant Products, bypass Gas, fuel, residue Gas or other items to one or more receipt points on the Gathering System (such points, the “Gathering Receipt Points”), Gatherer shall provide such measurement and allocation information to MarkWest as MarkWest may request to permit MarkWest to make such allocations (such information collectively, the “Information”).  The Parties acknowledge that, as of the date of this Agreement, at least one Processing Customer has requested MarkWest to make such allocations.

A.                                    For each calendar month to which this Section 8.1 applies, Gatherer shall provide the Information to MarkWest for each Processing Customer by the fifth business day of the following calendar month.

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B.                                    Without limiting the generality of the foregoing, Gatherer shall measure, and the Information shall include, the volume (MCF and MMBtu, heating content and composition (including the GPM of each Plant Product) of the Gas using meters and other measurement equipment that Gatherer has installed or caused to be installed at each Gathering Receipt Point (each, a “Gathering Measurement Point”).

C.                                    Gatherer’s measurement equipment at each Gathering Measurement Point shall include a reasonably sufficient number of data ports, and Gatherer shall permit MarkWest to connect to such data ports, as shall be required to provide to MarkWest on a real-time basis all measurement data generated by such measurement equipment.  MarkWest shall be responsible at its own cost for obtaining equipment and/or services to connect to such data ports and receive and process such data.

D.                                    MarkWest shall have no responsibility or liability for, and Gatherer hereby covenants and agrees to indemnify and defend MarkWest and its Affiliates and each of their directors, members, managers, partners, officers and employees from and against all damages, claims, losses or the like arising from or relating to, (i) the timeliness, accuracy or completeness of the Information, (ii) any failure or delay by MarkWest in preparing the statements and making the payments required pursuant to any agreement with any third party (including, without limitation, any Processing Customer) to the extent the same results from any failure or delay by Gatherer to provide the Information, (iii) any errors or inaccuracies in payments made under any agreement with any third party (including, without limitation, any Processing Customer) resulting from errors in the Information.

8.2                               Gathering System Allocations.  Gatherer shall remain responsible for making all allocations and measurements relating to the Gathering System or specified herein, and MarkWest has no responsibility therefor.

8.3                               Point Operator.  The Parties recognize that MarkWest shall be designated by the downstream pipeline carriers at the Sherwood Plant redelivery point(s) (the “Redelivery Point(s)”) as the point operator and shall be considered by such pipeline carriers to be responsible for the operation of MarkWest’s pipeline interconnections to the pipeline carriers at the Redelivery Point(s).  Upon MarkWest entering into any operational balancing agreements (“OBAs”) with such pipeline carriers, MarkWest shall be responsible for the administration of all such OBAs and, subject to Section 8.4, for all terms and conditions of any such OBA.

8.4                               Imbalances.  The Parties recognize that certain residue Gas imbalances may occur, and each calendar month, the Parties agree to actively communicate and cooperate with each other, and with any interconnecting pipeline at the Redelivery Point(s), to review appropriate data to identify any imbalance, and to eliminate or remedy any imbalance as soon as either Party becomes aware of an imbalance.  The Parties further agree to manage daily receipts and deliveries so that the imbalances shall be kept as near to zero as practicable.  MarkWest will use commercially reasonable efforts to manage any imbalances with interconnecting pipeline(s) at the Redelivery Point(s) physically.  To the extent that any such imbalances are balanced by payments between MarkWest and any such interconnecting pipeline(s) at the Redelivery Point(s), and to the extent such imbalances are attributable or related to Gatherer or to Gas delivered by Gatherer to the Sherwood Plant, the Parties shall work in good faith to settle such

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payments between the Parties and shippers on Gatherer’s system.  MarkWest shall not be required to deviate from MarkWest’s standard operating and accounting procedures to reduce or eliminate any such imbalances.

ARTICLE IX

INDEMNIFICATION

9.1                               Custody, Control and Possession.  As between the Parties:

A.                                    Gatherer shall be deemed to be in custody, control and possession of Gas hereunder prior to delivery thereof to the Interconnection Points; and

B.                                    MarkWest shall be deemed to be in custody, control and possession of Gas hereunder after delivery thereof to the Interconnection Points.

9.2                               Indemnification.  Subject to Section 10.2 of this Agreement, each Party agrees, except to the extent caused by the Indemnitees’ (as defined below) gross negligence or willful misconduct, to protect, defend, indemnify, and hold the Indemnitees harmless from and against any and all suits, demands, causes of action, liabilities, expenses, losses, claims, costs (including, but not limited to contingent costs and reasonable attorneys’ fees) and damages of any kind or character (including, without limitation, fines and penalties imposed by any governmental agency, but excluding any damages or liabilities excluded pursuant to Section 10.2) (the foregoing collectively, “Losses”) to the extent (a) such Losses arise from claims brought by any of the indemnifying Party’s employees, contractors or subcontractors, or their employees, for Losses due to bodily injury, death, or damage to property, or (b) such Losses are not covered by clause (a) and arise out of or are caused by (i) the indemnifying Party’s facilities, (ii) the indemnifying Party’s custody, control or possession of the Gas, or (iii) the indemnifying Party’s negligence, gross negligence, strict liability, fault, or breach of any obligation under this Agreement.  “Indemnitees” is defined as the other Party and its affiliates and such other Party’s and its affiliates’ directors, officers, employees, members, agents and representatives.

ARTICLE X

LIMITATION OF LIABILITY AND CHOICE OF LAW

10.1                        Choice of Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado, without reference to the conflicts of law provisions thereof.

10.2                        Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER ANY PROVISION OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, FOR BREACH OF THIS AGREEMENT OR UNDER ANY INDEMNIFICATION OBLIGATION HEREUNDER, FOR ANY PUNITIVE, SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, OR EXEMPLARY DAMAGES, IN TORT, CONTRACT, OR OTHERWISE, IRRESPECTIVE OF THE FAULT OR NEGLIGENCE OF EITHER PARTY.

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ARTICLE XI

NOTICES

11.1                        Notices.  Unless otherwise provided herein, any notice, request or demand which either Party desires to serve upon the other regarding this Agreement shall be made in writing and shall be considered as delivered when hand delivered, or when delivery is confirmed by pre-paid delivery service (such as FedEx, UPS, DHL or a similar delivery service), or when sent via email, or, if mailed by United States certified mail, postage prepaid, three (3) Days after mailing, or, if sent by facsimile transmission, when receipt is confirmed by the equipment of the transmitting Party; provided, if sent by email after normal business hours or if receipt of a facsimile transmission is confirmed after normal business hours, receipt shall be deemed to be the next Business Day.  Such notice shall be given to the other Party at the following address, or to such other address as either Party shall designate by written notice to the other:

If to MarkWest:

With a copy to:

If to Gatherer:

ARTICLE XII

FORCE MAJEURE

12.1                        Suspension of Obligations.  In the event a Party is rendered unable, wholly or in part, by Force Majeure, to carry out its obligations under this Agreement, other than the obligation to make any payments due hereunder, the obligations of that Party, so far as they are affected by Force Majeure, shall be suspended from the inception and during the continuance of the inability, and the cause of the Force Majeure, as far as possible, shall be remedied with reasonable diligence.  The Party affected by Force Majeure shall provide the other Party with written notice of the Force Majeure event, with reasonably full detail of the Force Majeure within a reasonable time after the affected Party learns of the occurrence of the Force Majeure event.  The settlement of strikes, lockouts, and other labor difficulty shall be entirely within the discretion of the Party having the difficulty and nothing herein shall require the settlement of strikes, lockouts, or other labor difficulty.

12.2                        Definition.  As used herein, “Force Majeure” shall mean any cause or condition not within the commercially reasonable control of the Party claiming suspension and which, by the exercise of commercially reasonable diligence, such Party is unable to prevent or overcome, and, without limiting the generality of the foregoing, specifically includes acts of God; strikes, lockouts, or other industrial disturbances; acts of terrorism; acts of the public enemy, wars, blockades, or military action; earthquakes, fires, storms or storm warnings, crevasses, floods, or washouts; arrests and restraints of governments and people; civil disturbances; explosions, breakage or accident to machinery or lines of pipe (including any compression or processing facilities); the necessity for testing or making repairs or alterations to machinery or lines of pipe; freezing of wells or lines of pipe; inability or delays in obtaining easements and/or rights-of-way; inabilities or delays in obtaining necessary materials or supplies due to existing or future rules,

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regulations, orders, laws, actions or proclamations of governmental authorities (both Federal and State) including both civil and military; inabilities or delays in obtaining requisite permits, authorizations and consents; and delays occasioned by governmental actions.

ARTICLE XIII

MISCELLANEOUS

13.1                        Assignment.  All covenants, stipulations, terms, conditions, obligations, and provisions of this Agreement shall extend to, be binding upon, and inure to the benefit of the respective successors, assigns and legal representatives of the Parties hereto.

13.2                        Waiver.  No waiver by either Party, whether express or implied, of any one or more defaults by the other Party in the performance of this Agreement will operate, or be construed as, a waiver of any future default or defaults, whether of a like or different character.

13.3                        Captions.  The titles to each of the various Articles and Sections in this Agreement are included for convenience of reference only and shall have no effect on, or be deemed as part of the text of, this Agreement.

13.4                        Entire Agreement.  This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof.  Any prior representations, understandings, or commitments, either written or oral, shall have no force or effect.

13.5                        Third-Party Beneficiaries.  This Agreement is for the benefit of the Parties hereto.  Unless expressly provided to the contrary, nothing in this Agreement is intended to benefit any other person not a Party and no so such person shall have any rights, remedies, or claims hereunder.

13.6                        Amendment.  No amendment to this Agreement shall be effective unless it is in writing and signed by both Parties.

13.7                        Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall be construed as the same document, and may be delivered by facsimile or PDF.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement, as of the date first written above.

Summit Midstream Partners, LP		MarkWest Liberty Midstream & Resources, L.L.C.

By:	Summit Midstream GP, LLC,
its general partner
By:

By:

Exhibit A

(attached)

Exhibit C

FORM OF TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into on June 21, 2013 (the “Commencement Date”) between MarkWest Liberty Midstream & Resources, L.L.C., a Delaware limited liability company (“Seller”), and Summit Midstream Partners, LP, a Delaware limited partnership (“Buyer”).  Seller and Buyer are sometimes individually referred to herein as “Party” and collectively referred to herein as the “Parties.”

WHEREAS, on June 4, 2013, Seller and Buyer entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) under which Seller agreed to sell and Buyer agreed to purchase Seller’s interest in the Sherwood Gas Gathering and Compression System and other assets as further described in the Purchase and Sale Agreement (the “Assets”); and

WHEREAS, to effect the orderly transfer of the Assets from Seller to Buyer, Buyer desires that Seller provide to Buyer certain Services (as hereinafter defined) in connection with the Assets for a limited period of time in accordance with the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Definitions.  Unless otherwise defined in this Agreement, capitalized terms in this Agreement have the meanings given to them in the Purchase and Sale Agreement.

2.                                      Scope of Services.  Effective as of Closing, and as requested by Buyer, Seller shall provide or cause to be provided to Buyer during the Transition Period the Services, in substantially the same manner and form that Seller provided for its own behalf for the management of the Assets prior to the Commencement Date as more fully described in this Section 2.

Buyer shall provide and pay for all materials and supplies required to perform the Services, other than those materials and supplies required by Seller to satisfy its obligation set forth in Section 7.13 of the Purchase and Sale Agreement to complete certain construction projects.  Seller shall continue to provide Seller’s existing equipment and facilities to perform the Services.  Except with respect to Seller’s obligations under this Section 2 and Section 9, nothing herein shall require Seller to provide records, financial information, or other information that is not kept or reported by Seller in the ordinary course of business.  Except with respect to Seller’s obligation set forth in Section 7.13 of the Purchase and Sale Agreement to complete certain construction projects, nothing herein shall require Seller to install equipment or facilities, or to expand the Sherwood Processing Facility or any services at the Sherwood Processing Facility or at any other location, beyond the level provided by Seller as of the date hereof with respect to the Assets.

The Services to be provided by Seller (or, at the election of Seller, any of its Affiliates) to Buyer during the applicable Transition Period are as follows (such services collectively, the “Services”):

(a)                                 Operations and Support Services.  Operations and support services include the following:

(i)                                     Seller shall operate the Assets to the same extent that it did during the twelve (12) months preceding the Closing Date.  Seller shall maintain its current staff to provide these services.  During the Transition Period, Buyer may need to hire additional personnel in order to transition these services, and Seller shall provide training to such new personnel and allow such personnel to accompany Seller’s contractors and staff during their work shifts.

(ii)                                  Seller shall provide engineering and construction support as needed to complete ongoing construction projects and secure job completion records.

(iii)                               Seller shall comply with its obligations set forth in Section 7.13 of the Purchase and Sale Agreement.

(iv)                              Seller shall continue to provide gas control monitoring services in a similar manner as such duties are performed for Seller’s other assets that are not being sold to Buyer.  Seller’s office personnel will perform scheduling and nomination duties including the allocation and balancing of Seller’s volume as well as confirmation of third party volumes.

(b)                                 Accounting Services and Contract Administration Services.  Seller shall provide Accounting Support Services (as defined below) with respect to the Assets.  Buyer shall direct Seller to make disbursements and collect payments on behalf of Buyer, and manage all matters reasonably related to such disbursements and payments.  On or before the fifteenth (15th) Business Day of each calendar month, Seller shall submit an invoice to Buyer detailing the monthly expenditures for the immediately preceding calendar month, including but not limited to operating expenses, capital expenses, as well as the cost of gas and products.  On or before the last Business Day of each month in which it receives an invoice, Buyer shall remit to Seller by wire transfer the invoiced amounts (“Expenditures Transfer”) to an account designated in writing by Seller and provide Seller with detailed supporting information for each such transfer.  No later than three (3) Business Days following Seller’s receipt of such Expenditures Transfer, Seller shall remit to Buyer by wire transfer the monthly cash receipts (“Cash Receipts Transfer”) for the calendar month immediately preceding the calendar month that the last Expenditures Transfer covered to an account designated in writing by Buyer and provide Buyer with detailed supporting information for each such Cash Receipts Transfer.

The general accounting and contract administration support services to be provided by Seller (the “Accounting Support Services”) shall include:

(i)                                     Maintain accounts receivable and accounts payable information.

(ii)                                  Provide a basic list of revenues and operating and capital expenditures, which shall identify expenditures that shall be expenses or capitalized in accordance with Seller’s policies and procedures.

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(iii)                               Cooperate with Buyer to facilitate the transfer of data relevant to the Assets from Seller’s accounting system(s) to Buyer’s accounting system.

(iv)                              Complete the allocation/settlement process each period including the distribution of gas statements to producers, completion of revenue distribution, and the preparation of monthly and quarterly statements and billing and collecting accounts receivable from all third parties, together with the calculation, collection and disbursement of state taxes, if any.

(v)                                 Account for all prior period adjustments, as necessary and/or to the extent reasonably practicable in the judgment and opinion of Seller, in the accounting settlement process, but not beyond the Transition Period.

(vi)                              Perform contract maintenance and administration for new and existing third party agreements.

(vii)                           Buyer shall be solely responsible for arranging for new gas to be connected to the Assets and for the negotiation of any related new agreement.  Buyer shall also be solely responsible for all amendments to new and existing agreements and shall have the ongoing right to connect such new gas, reconnect existing wells and make such other changes as it may deem necessary to the Assets.  Buyer will furnish on a timely basis all information related to any such new or amended agreement to Seller. Likewise, Seller shall timely forward to Buyer all notices and other correspondence it may receive pertaining to the Assets and the gas gathering agreements associated therewith (the “Gas Gathering Agreements”).

(c)                                  Information Technology (IT) Services.  Seller shall provide the IT support services, communications and network services set forth below with respect to the Assets to the same, but no greater extent, than Seller has rendered such services during the twelve (12) months preceding the Closing Date.

(i)                                     Maintain and support relevant existing computer and IT services necessary to continue the business operations of the Assets, including the following services:

(A)                               Computer desktop support for all Seller’s computers including both desktop and laptop units.

(B)                               Maintenance and support of cellular phone hardware and contracts and invoices.

(C)                               Maintenance and support of office telephones as well as local and long-distance telephone equipment and service invoices.

(D)                               Maintenance of satellite communications and related invoices for such services.

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(E)                                Maintenance of Wide Area Network leased lines and related invoices and fees.

(F)                                 Maintenance of hardware and software for support of SCADA and measurement systems.

(G)                               Field communications maintenance and support and related invoices and fees including any tower, radio, cellular or other network/communications related items.

(H)                              Other miscellaneous business system and software support, including application and software support and email service support.

(ii)                                  Software As A Service Providers

(A)                               Seller is responsible for identifying to Buyer any outsourced or Software As A Service (SAAS) providers Seller utilizes for maintaining the assets.

(B)                               Seller is responsible for informing the software provider that there is a pending transition of Seller’s assets and ensuring there will not be a licensing violation associated with the transfer.

(C)                               Seller shall maintain the agreements and fees associated with the use of the software during the Transition Period.

(iii)                               Seller shall not be responsible for designing, selecting, ordering, installing, implementing, maintaining, troubleshooting, repairing, servicing, supporting or bearing any cost burden for and with respect to any Buyer supplied computers, software or services.

(iv)                              Buyer assumes the responsibility and costs for non-routine information technology services, data transfers and applications associated with transitioning these capabilities from Seller to Buyer.

(v)                                 Buyer shall not install any new software or modify the setup of any existing computer, automation, network or communications equipment without the express written consent of Seller.  To the extent Buyer personnel are connected, or otherwise have access, to any server owned by Seller, or the information contained therein, Buyer agrees that it will not utilize, convert, copy, reverse engineer, damage or otherwise take advantage of such access for any purpose other than as necessary to allow the Parties to perform their obligations under this Agreement during the Transition Period.

(vi)                              Seller shall not be responsible for designing, selecting, ordering, installing, implementing, maintaining, troubleshooting, repairing, servicing,

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supporting or bearing any cost burden for and with respect to any new communications equipment or services.  Seller shall work with Buyer on any previously planned items that will be put into place during the Transition Period to ensure this is still the desired direction of Buyer.

(vii)                           Seller and Buyer agree that to ensure safe transition of the Assets, it may be necessary to connect the respective networks at key locations. Adequate planning and documentation of properly implemented firewalls to ensure each Party’s data security must be agreed on in writing by the Parties before respective networks are connected.

(viii)                        Transition of Software Licenses

(A)                               Seller shall work with Buyer to successfully transition all HMI software licenses associated with the facilities being transitioned. Examples of such software licenses include, but are not limited to, Wonderware, DeltaV, and iFix.

(B)                               Seller shall work with Buyer to successfully transition all other software licenses that are exclusively related to the assets and personnel being transitioned for the licenses that can be transferred. This will include all initially identified software, and any that is identified during the transition period.

(d)                                 Environmental, Health and Safety Services.  Seller shall provide certain “Environmental Health and Safety” services as set forth below.  Seller shall manage and maintain an environmental permitting system during the Transition Period; provided, however, that Seller shall not be deemed a representative of Buyer authorized to serve as a responsible official, or designated representative accountable for signing and submitting any official reports, permit submissions or responses to governmental authorities on behalf of Buyer.  Seller shall provide the following services with respect to the Assets:

(i)                                     Maintain computer and other records regarding air permits, storm water permits, spill prevention control and countermeasure plans, and greenhouse gas reporting.  All such records shall be made available to Buyer during the Transition Period, and provided to Buyer at the end of the Transition Period.

(ii)                                  Provide advisory services relating to permitting and compliance strategies (including with respect to the requirements of emergency response plans), as well as provide, and/or participate in creation of, site-specific procedures.

(iii)                               Use commercially reasonable efforts to provide to Buyer copies of all Permits and Environmental Permits necessary for the operation of the Assets by Buyer after the Closing.

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(iv)                              Manage air permitting activities for all required equipment including but not limited to completing and signing Air Pollution Emission Notices, self-certification forms, annual and semi-annual compliance certifications, semi-annual deviation reports and NESHAP notifications.

(v)                                 Maintain existing and assist Buyer in securing new Environmental Permits required for all facilities and any other pertinent documentation, as necessary for operation of the Assets by Buyer after the Closing, and recommend to Buyer necessary action items to comply with applicable environmental permits and regulations.

(vi)                              Comply with all applicable drug and alcohol testing policies, as required by the United States Department of Transportation or other entity with jurisdiction.

(vii)                           Comply with all applicable training and operator qualification requirements as required by the United States Department of Transportation or other entity with jurisdiction.

(viii)                        Seller shall maintain erosion and sediment control structures where needed until achievement of 70% revegetation on all sites that require such structures.  Seller shall remove all such structures, as appropriate, upon achievement of 70% revegetation.

Seller shall work together in good faith with Buyer to assist Buyer in the transition of the performance of the Services to Buyer, including using good faith commercially reasonable efforts to make reasonably available to Buyer such personnel of Seller as may be reasonably requested by Buyer to facilitate such transfer; provided, that Seller has available personnel with the expertise necessary to provide such assistance.

The “Transition Period” shall mean, with respect to each Service, the period beginning on the Commencement Date and ending on the ninety (90) day anniversary of the Commencement Date unless the Parties mutually agree otherwise (the “Initial Period”); provided, however, that, with respect to each Service described in Sections 2(b), 2(c) or 2(d), Buyer shall have the option to extend each Initial Period for two successive thirty (30) day periods upon fifteen (15) days’ written notice prior to the expiration of the then current term.

3.                                      Key Personnel.  Annex 1 attached to this Agreement identifies the key personnel of Buyer and Seller with respect to the Services and the contact information for such personnel.  Buyer may also designate certain employees (each a “Transition Relationship Manager”) for Seller’s personnel to contact for the approval of contracts, the execution of documents and the making of elections as set forth in Section 2, and for all other matters concerning the Services.

4.                                      Bills and Information.  Buyer and Seller shall cooperate to send such notices to operators, vendors and other payees as are reasonably necessary to cause such payees to continue to send bills and statements during the term of this Agreement to Seller or its applicable Affiliate.  Should any of these bills or statements nevertheless be sent to Buyer, Buyer shall promptly

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forward such bills and statements to Seller in sufficient time to allow Seller to make timely payment.

5.                                      Limitation on Services.  Seller shall not be obligated to provide any Services that Seller did not perform with respect to the Assets for its own account immediately prior to the Closing Date or perform any such Services in a manner different from the manner in which Seller performed such Services for its own account immediately prior to the Closing Date and, furthermore, Seller shall not be required to retain or provide any records, information and data in any form or format except that in which Seller currently maintains such records, information and data nor to provide any records, information and data that are Excluded Assets.

6.                                      Term and Termination.

The term of this Agreement shall commence upon the Closing and, unless extended by mutual agreement of Buyer and Seller, shall terminate upon the expiration of the longest Transition Period (such date, the “Termination Date”).  No Service shall be performed after the expiration of the applicable Transition Period related to such Service.

After the date hereof, Buyer may, without cause and in accordance with the terms and conditions hereunder, request the discontinuation of a Service (whether in full or in relation to one or a series but less than all of the Assets) or all of the Services by giving Seller at least fifteen (15) days prior written notice (or such shorter period as Seller, in its sole discretion, may agree).  In addition, as soon as reasonably practicable following receipt of such written notice, but in any event, within fifteen (15) days, Seller will notify Buyer as to whether termination of such Service will: (i) require the termination or partial termination of, or otherwise affect the provision of, any other Services, or (ii) result in any early termination costs payable to third party providers.  If Buyer does not withdraw its termination notice within three (3) days after receipt of such notice from Seller, Buyer will reimburse Seller for the reasonable costs resulting from Buyer’s early termination of such Service.

7.                                      Reimbursement.  Buyer shall reimburse Seller for all costs and expenses (including operating costs, capital expenditures, and Taxes) associated with the Assets during the term of this Agreement; provided that Seller shall not be entitled to any reimbursement for any costs and expenses associated with its obligation set forth in Section 7.13 of the Purchase and Sale Agreement to complete certain construction projects.

8.                                      Fees.  Buyer shall, in addition to other amounts owed under this Agreement, pay Seller the amount set forth below per month for each month (prorated on a daily basis with respect to each partial month during the applicable Transition Period) for which any particular Service is performed by Seller pursuant to the terms of this Agreement:

Operations and Support Services

All other Services, in the aggregate

9.                                      Payment Procedures.  Seller shall submit an invoice (the “Invoice”) to Buyer on or before the fifteenth (15th) Business Day of each calendar month setting forth the charges for each Service, if applicable, for the preceding month pursuant to Section 8, including any costs and

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expenses permitted pursuant to this Agreement.  Absent manifest error in calculations contained in an Invoice (if there is a manifest error, Buyer will correct such error and show such recalculation), Buyer shall pay on or before the last Business Day of each month in which it receives an Invoice the amounts invoiced to Buyer by wire transfer of immediately available funds in U.S. dollars to the bank account designated on the Invoice by Seller.  Adjustment credits or debits shall be shown on the Invoice next succeeding the Invoice in which the adjustment is made.  Buyer may object to any invoiced amounts for any Service at any time before, at the time of, or after payment is made, provided such objection is made in good faith and in writing to Seller no later than fifteen (15) days after receipt of such Invoice.  Payment of any amount set forth in an Invoice shall not constitute approval thereof.  Seller and Buyer shall meet as expeditiously as possible to resolve any dispute.

10.                               Late Payments.  Any amount not paid by either Party under this Agreement on or before the due date shall bear interest, compounded monthly, at an annual rate equal to ten percent (10%).

11.                               Default.  It shall constitute a default on behalf of Buyer (a “Default”) if Buyer fails to timely pay any invoiced amount for Services provided pursuant to this Agreement in accordance with the provisions of Section 9, which failure continues for at least thirty (30) days following receipt of written notice to Buyer that such invoiced amount is past due.  Upon the occurrence of a Default, at Seller’s option, (a) Seller may suspend all or any portion of the provision of Services hereunder, including Services for which payment is outstanding, until such time as the Default is cured and all amounts owing to Seller under this Agreement for such suspended Services are paid in full or (b) Seller may elect to terminate this Agreement.  If Seller elects to suspend Services, Seller shall continue to have the right at any time thereafter to terminate this Agreement.  Notwithstanding any suspension or termination by Seller, Seller shall remain entitled to receive payment in full for all amounts due, together with interest pursuant to Section 10.

12.                               Disclaimer of Warranties/Indemnification.  Notwithstanding anything in this Agreement to the contrary, neither Seller nor its Affiliates (collectively, “Seller Group”) makes any, and disclaims any, representations and warranties, express or implied, with respect to the performance of the Services, and Seller Group shall have no liability for or in connection with any and all claims arising out of or resulting directly or indirectly from the Services performed by Seller Group or Seller Group’s contractors, other than (a) matters caused by or resulting from the gross negligence or willful misconduct of Seller, (b) claims brought against Buyer by employees and contractors of Seller or (c) damages to any equipment of Seller or its contractors; provided, however, that Seller shall not indemnify Buyer in the case of clause (a) or (b) to the extent that such claims are caused by Buyer or arise from or are related to Buyer’s negligence or willful misconduct.  Notwithstanding any other terms in this Agreement, subject to this Section 12(a), (b) and (c), Buyer (on behalf of itself and its Affiliates (collectively, “Buyer Group”) and their successors and assigns) hereby releases Seller Group from and shall fully protect, defend, indemnify and hold harmless Seller Group and Seller Group’s contractors from and against any and all claims arising out of or resulting from the Services or the performance thereof, including any and all claims relating to (v) injury, illness or death of any Person including Buyer Group, Seller Group or their respective representatives, (w) damages to or loss of any property or resources (including damage to

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property or resources of third parties, Seller Group, Buyer Group or their respective and/or of Buyer’s representatives), (x) breach of contract, (y) common law causes of action such as active or passive, sole, concurrent or comparative negligence, strict liability, nuisance or trespass, or (z) violation of Law or otherwise.  Subject to this Section 12(a), (b) and (c), these indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group or Seller Group’s contractors, or any pre-existing defect.  In each case, the indemnification procedures applicable to this Agreement shall be the same indemnification procedures set forth in Article X of the Purchase and Sale Agreement.

13.                               Force Majeure.

(a)                                 If a Party to this Agreement is rendered unable, wholly or in part, by force majeure (as hereafter defined in (c) below) to carry out its obligations under this Agreement, other than obligations to make money payments, that Party shall give the other Party prompt written notice of the force majeure with reasonably full particulars and the obligations of the Party giving notice, so far as they are affected by force majeure, shall be suspended during, but no longer than, the continuance of the force majeure.  The affected Party shall use all reasonable diligence to remove the effects of the force majeure.

(b)                                 The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved, contrary to its wishes; the handling of such difficulties shall be entirely within the discretion of the Party concerned.

(c)                                  The term “force majeure” for purposes of this Agreement means an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, terrorism, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming the right to suspend its obligations under this Section 13.

14.                               Assignability.  Neither Buyer nor Seller shall assign or sublease any rights or obligations under this Agreement without the prior written consent of the non-assigning Party, except to an Affiliate of the assigning Party.  This restriction shall not affect Seller’s right to engage its Affiliates and contractors and their respective employees to perform the Services.

15.                               Purchase and Sale Agreement.  This Agreement is made in accordance with and is subject to the terms and conditions of the Purchase and Sale Agreement, and the terms, covenants and conditions of the Purchase and Sale Agreement are incorporated herein by reference, provided that in the event of any conflict between the provisions of the Purchase and Sale Agreement and this Agreement, the provisions of this Agreement shall control.

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16.                               Governing Law; Exclusive Jurisdiction and Waiver of Jury Trial.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, USA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS EXCEPT THAT, WITH RESPECT TO ALL MATTERS RELATING TO TITLE TO OR THE CONVEYANCE OF THE ASSETS LOCATED IN WEST VIRGINIA, THE LAWS OF THE STATE OF WEST VIRGINIA SHALL GOVERN.  THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF COLORADO LOCATED IN DENVER COUNTY, COLORADO OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DENVER COUNTY, COLORADO AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.                               Waivers.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

18.                               Amendment.  This Agreement may be amended or modified only by an agreement in writing executed by Buyer and Seller.

19.                               No Third Party Beneficiaries.  Nothing contained in this Agreement entitles anyone other than Seller or Buyer or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever, except with respect to waivers and indemnities that expressly provide for indemnification of Buyer Group or Seller Group, in which case members of such groups are considered third party beneficiaries for the sole purposes of those indemnity provisions.

20.                               Independent Contractor.  In its performance of Services, Seller shall be considered an independent contractor, and it is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and neither Party is authorized to act as an agent or principal for the other Party with respect to any matter related hereto.  It is expressly understood and agreed that this Agreement is a purely

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commercial transaction between the Parties and that nothing stated herein shall operate to create any fiduciary duty which a Party shall owe to another Party, except with respect to the handling of cash by either Party on behalf of the other Party.

21.                               Construction.  Each of Buyer and Seller has had an adequate opportunity to review each and every provision of this Agreement and to submit the same to legal counsel for review and advice.  Based on the foregoing, the rule of construction, if any, that a contract be construed against the drafter shall not apply to interpretation or construction of this Agreement.

22.                               No Restrictions.  Nothing contained in this Agreement shall prevent either Buyer or Seller from engaging in any business or purchasing any property, whether or not in the vicinity of the Assets or in competition with the business of the other.

23.                               Survival.  Notwithstanding anything to the contrary in this Agreement, the terms of Sections 1, 4, 6, 7, 8, 9, 10, 12 and 15 through 23 shall survive termination of this Agreement indefinitely.

24.                               Execution in Counterparts.  This Agreement may be executed simultaneously in two or more counterparts (including by means of facsimile or email of a portable document format (pdf) of the signature pages), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page to Follow]

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The Parties have caused their duly authorized representatives to execute this Agreement as of the day and year first set forth above.

MARKWEST LIBERTY MIDSTREAM & RESOURCES, L.L.C.

By:

SUMMIT MIDSTREAM PARTNERS, LP

By:	Summit Midstream GP, LLC,
its general partner

By:

Annex 1

Exhibit D

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE

COMMISSION.

[***]

***Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.